OFFICE OF THE COMPTROLLER OF THE CURRENCY
                             WASHINGTON, D.C. 20219


                                   FORM 10-KSB

(Mark One)

[ X ]          ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 [ No Fee Required]

                   For the fiscal year ended December 31, 1997

[   ]          TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1943 [No Fee Required]

                   For the transition period           to
                                             ---------    ---------
                   Commission file number
                                         --------------------------

                       CAPITAL BANK, NATIONAL ASSOCIATION
          ---------------------------------------------------------------
           (Name of small business issuer as specified in its charter)

          United States                           52-0989458
     --------------------------------          -------------------------
     (State or other jurisdiction of             (I.R.S. Employer
      incorporation or organization)             Identification No.)

                     One Church Street, Rockville, MD 20850
                   -------------------------------------------
                    (Address of Principal Offices) (Zip Code)

Issuer's Telephone Number              (301) 279-8900
                         -------------------------------------

Securities registered under Section 12(b) of the Exchange Act:

        Title of each class          Name of each exchange on which registered
             NONE                                  NONE
        -------------------                  -----------------

Securities registered under Section 12(g) of the Exchange Act:

                                  Common Stock
                   -------------------------------------------
                                (Title of class)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for shorter period that the registrant was required to file such reports, and (2) has been subject to such filing requirements for the past 90 days. Yes X No
                                                     ---   ---

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of the registrant's knowledge, in the definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X ]

State issuer's revenues for the most recent fiscal year $ 12,282,761.
                                                        -------------

As of December 31, 1997, the aggregate market value of the voting stock held by non-affiliates of the issuer was $7,755,664 as of December 31, 1997 the number of outstanding shares of the issuer's common stock was 973,392.

                       DOCUMENTS INCORPORATED BY REFERENCE
                      Audited Financial Statements for 1997

                               Page 1 of 103 Pages
                            Exhibit Index at Page 37

                                     PART I

ITEM 1.        DESCRIPTION OF BUSINESS

Business Development

Capital Bank, N.A. (the "Bank") was founded in the District of Columbia as Hemisphere National Bank in 1974 and was renamed Capital Bank in 1981. The Bank primarily serves small to medium-sized businesses, professionals, not-for-profit organizations and investors in the Washington, D.C. metropolitan area.

In 1995 the Bank relocated its main office and headquarters to One Church Street, Rockville, Maryland. This move allowed the Bank to explore additional growth opportunities in Montgomery County while continuing to operate its offices in the Farragut Square and Friendship Heights areas of the District. In January 1997, the Bank opened its first branch in Northern Virginia.

Business of the Bank

The Bank offers a full range of commercial banking services to its business and professional clients as well as basic retail banking services to individuals living or working within its service area.

Credit services are offered as follows:

o Commercial Loans are provided to a broad base of small and medium-sized businesses, with emphasis on the financing of accounts receivable, equipment, inventory, and general working capital. These loans are tailored to the individual requirements of each borrower.

o    Real Estate Loans are granted for the purpose of acquisition,  construction
     and  rehab,   and  mini-perm   financing  on  commercial  and   residential
     income-producing properties.

o Consumer Loans are granted for such purposes as automobile or personal expenses. Financing options include traditional installment loans, personal lines of credit and home equity lines of credit.

Deposit services include business and personal checking, NOW, money market, savings and certificate of deposit accounts. The Bank also offers ancillary services such as cash management products, a business PC banking product, customer repurchase agreements, telephone banking, ATM services, electronic funds transfers, and safe deposit rental.

Competition

Banking in the Washington, D.C. metropolitan area is highly competitive. The Bank competes with other community banks, credit unions, savings and loan associations, larger regional banks, and non-bank financial service organizations. The enactment of state and federal laws easing restrictions on interstate banking may increase the level of competition in the Bank's markets.

The larger regional institutions possess a significant competitive advantage in the ability to heavily market their products and services as well as to achieve major economies of scale in retail loan products. Further, higher levels of capitalization provide these institutions with considerably higher legal lending limits than community bank.

Supervision and Regulation

The Bank is subject to the supervision of, and is regularly examined by, the Office of the Comptroller of the Currency (the "OCC") and to the regulations of the Federal Deposit Insurance Corporation (the "FDIC"). Deposit accounts in the Bank are insured by the FDIC to the maximum extent allowed by law and a semi-annually statutory assessment is paid to the FDIC in exchange for this deposit insurance. As a member of the Federal Reserve System (the "FRS"), the Bank is also subject to certain provisions of the Federal Reserve Act and regulations issued by the Board of Governors of the FRS.

Certain provisions of the laws and regulations of the States of Maryland, Commonwealth of Virginia and the District of Columbia also apply to the Bank insofar as they do not conflict with or are not preempted by federal law.

The Bank is required to satisfy the risk based capital requirements promulgated by the OCC. These guidelines establish minimum capital standards for national banks in relation to assets and off-balance sheet exposure as adjusted for credit and other risk. Total capital is divided into two tiers. For the Bank, Tier One consists of common stockholders' equity, while Tier Two capital includes the qualifying portion of the Bank's allowance for loan losses. For purposes of meeting the capital tests, Tier Two cannot exceed 100% of Tier One capital and the qualifying portion of the allowance for loan losses is limited to 1.25% of total risk-weighted assets. The risk-based capital guidelines require that the Bank meet minimum ratios of capital to risk- weighted assets of 4% and 8% for Tier One capital and total risk-based capital (Tier One and Tier
Two), respectively.

In addition, the Bank must meet leverage ratio capital guidelines adopted by the OCC. Under the guidelines, the Bank is required to maintain a minimum ratio of capital, defined to be equal to Tier One capital described above, to average quarterly assets of 3% or such higher level as may be required by the OCC. By Bank policy, the Bank maintains the leverage ratio in excess of 5%. The OCC has publicly stated its expectation that most banks should maintain a leverage ratio of 1% to 2% above the minimum requirement.

On August 9, 1989, Congress enacted the Financial Institution Reform, Recovery and Enforcement Act of 1989 ("FIRREA"). FIRREA substantially changed the deposit insurance system and the regulatory environment within which all depository institutions, including commercial banks, operate. FIRREA established the requirement, among others, that the OCC issue accounting standards for determining a bank's capital adequacy. If these standards are not maintained, the OCC can determine that the bank is engaging in unsafe banking practices and may take control of the bank, usually reducing shareholder's equity to zero. FIRREA also established a system of uniform national real estate appraisal standards, imposes restrictions on the addition of officers and directors of banks under certain circumstances, mandates annual audits for each federally-insured financial institution, and requires them to report to regulators on compliance with safety and soundness rules and with applicable laws and regulations. Finally, FIRREA broadened the enforcement authorities of bank regulators, and increased the civil and criminal penalties that may be assessed for violations of law.

In December 1991, Congress passed the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). FDICIA revised the regulation and supervision of foreign banks and changed the OCC examination process. It revised auditing and accounting standards, outlined new requirements for real estate lending, added new consumer provisions for retail deposit accounts, and restricted brokered deposits and deposit solicitation. Finally, FDICIA requires prompt regulatory action aimed at resolving the problems of insured depository institutions at the least possible long-term loss to the deposit insurance fund.

Capital categories were established in furtherance of this goal. A "well capitalized" institution is one which significantly exceeds the required minimum level for each relevant capital measure; an "adequately capitalized" institution is one which meets the required minimum levels; an "undercapitalized"
institution is one which fails to meet the required minimum level for any relevant capital measure; a "significantly undercapitalized" institution is one which is significantly below the required minimum level of any relevant capital measure; and a "critically undercapitalized" institution is one which fails to meet any level specified under the regulation. Capital measures include leverage limits and risk-based capital requirements. Any institution categorized "undercapitalized" or below is required to submit an acceptable capital restoration plan and is subject to additional regulatory monitoring and requirements. Based on capital levels at December 31, 1996, the Bank is in the "well capitalized" category.

As of December 31, 1997, the Bank had a total of 47 employees, of which 46 were full-time employees and 1 was a part-time employee. The Bank believes its relationship with its employees to be satisfactory.

ITEM 2.        PROPERTIES

The principal properties of the Bank are described below:

                                Square   Leased   Annual   Lease Expira-  Rent Option
                               Footage     or      Rent     tion Date      Through
                                         Owned
                            ---------------------------------------------------------
Executive Office:
  One Church Street              6,888   Leased   $157,508   02/28/05   02/28/15


Branch Offices:

Rockville                        1,907   Leased   $ 39,039   02/28/05   02/28/15


Farragut Square Branch           3,659   Leased   $135,840   10/31/05


Friendship Heights
     Building                    3,000   Owned        --
     Land                         --     Leased   $ 72,438   01/01/03   01/01/33


Tysons Branch                    2,700   Leased   $ 43,260   12/31/00   12/31/20

Other:

Adams Morgan Building            7,000   Leased   $183,620   10/31/04   10/31/14


The Bank holds the master lease to the building in Adams Morgan where the Adams Morgan Branch was located until it was destroyed by fire in February, 1997. The Bank has filed notice with the OCC of its intent to close this branch effective April 30, 1998 and is in the process of leasing the 2,400 square feet of space on the ground floor it previously occupied. The remaining ground floor space is subleased to a restaurant while the second floor space is subleased to a financial services firm.

None of the leases to which the Bank is a party are with persons related to the Bank, its directors, officers, or principal shareholders.

ITEM 3.        LEGAL PROCEEDINGS

At the present time, the Bank is not involved in any material legal proceedings, other than the ordinary routine litigation incidental to the business.

The Bank is not aware of any material proceedings to which any director, officer or affiliate of the Bank or any owner of record or beneficiary of more than five percent (5%) of securities of the Bank or any associate of any such director, officer, affiliate of the Bank or security holder is a party adverse to the Bank.

ITEM 4.        SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.  The Annual Meeting of Shareholders is scheduled for April 21, 1998.

                               CAPITAL BANK, N.A.
                        SELECTED STATISTICAL INFORMATION
          DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY;
                    INTEREST RATES AND INTEREST DIFFERENTIAL
                        (All Dollar Amounts in Thousands)


                                                              FOR THE YEAR ENDED DECEMBER 31,
                                ----------------------------------------------------------------------------------------------------
                                              1997                              1996                           1995
                                ----------------------------------------------------------------------------------------------------
                                                          Average                        Average                           Average
                                 Average                   Yield    Average               Yield    Average                   Yield
                                 Balance      Interest*   or Rate*  Balance    Interest* or Rate*  Balance    Interest*     or Rate*
                                 -------      ---------   --------  -------    --------- --------  -------    ---------     --------
ASSETS:
Interest earning assets:
 Loans, net of unearned income   $  91,915    $   8,928      9.71%  $ 71,206   $   7,077   9.94%  $ 55,236    $  5,519      9.99%
 Tax-exempt loans                      119           11      9.24%       132          13   9.85%       145          14      9.66%

 Total loans net of
  unearned income                   92,034        8,939      9.71%    71,338       7,090   9.94%    55,381       5,533      9.99%



 Securities:
  Taxable                           24,439        1,445      5.91%    22,340       1,301   5.82%    18,272       1,040      5.69%


 Federal funds sold                 14,548          807      5.47%     9,426         504   5.26%     9,451         543      5.67%
                                   -------       ------              -------       -----            ------     -------

  Net interest earning assets      131,021       11,191      8.54%   103,104       8,895   8.63%    83,104       7,116      8.56%
                                   -------       ------              -------       -----            ------     -------

Allowance for loan losses             (907)                           (1,049)                       (1,162)
Cash and due from banks              5,128                             4,238                         3,613
Premises and equipment, net          1,649                             1,676                         1,416
Other assets                         2,733                             4,872                         3,796
                                   -------                           -------                        ------

     Total assets                $ 139,624                           112,841                        90,767
                                 =========                           =======                        ======







*Loans in nonaccrual status, which have been reclassified as other assets, have not been included in average balances for the purposes of computing average yield or rate. Loan fees are not included in interest income.

                               CAPITAL BANK, N.A.
                        SELECTED STATISTICAL INFORMATION
          DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY;
                    INTEREST RATES AND INTEREST DIFFERENTIAL
                        (All Dollar Amounts in Thousands)
                                   (Continued)


                                                              FOR THE YEAR ENDED DECEMBER 31,
                                ----------------------------------------------------------------------------------------------------
                                              1997                              1996                           1995
                                ----------------------------------------------------------------------------------------------------
                                                          Average                        Average                           Average
                                 Average                   Yield    Average               Yield    Average                   Yield
                                 Balance      Interest*   or Rate*  Balance    Interest* or Rate*  Balance    Interest*     or Rate*
                                 -------      ---------   --------  -------    --------- --------  -------    ---------     --------

LIABILITIES AND
 STOCKHOLDERS' EQUITY:
Interest bearing liabilities:
 Deposits:
  Savings and money market      $ 40,412       1,242    3.07%     $  32,411      927     2.86%    $ 28,112         842     3.00%
  Time                            51,452       2,826    5.49%        38,427    2,079     5.41%      29,049       1,562     5.38%
                                  ------       -----                 ------    -----                ------       -----

   Total interest
    bearing deposits              91,864       4,068    4.43%        70,838    3,006     4.24%      57,161       2,404     4.21%
                                  ------       -----                 ------    -----                ------       -----

Federal funds purchased and
 short-term borrowings            13,576         609    4.49%        12,358      527     4.26%       8,180         379     4.63%
                                  ------       -----                 ------    -----                 -----         ---

   Total interest
      bearing liabilities        105,440       4,677    4.44%**      83,196    3,533     4.25%**    65,341       2,783     4.26%**
                                 -------       -----                 ------    -----                ------       -----

Non-interest bearing deposits     22,169                3.67%***     20,426              3.41%***   16,703                 3.39%***
Other liabilities                  1,958                                425                          1,521
Stockholders' equity              10,057                              8,794                          7,202
                                  ------                              -----                          -----

     Total liabilities and
      stockholders' equity      $139,624                          $ 112,841                       $ 90,767
                                ========                          =========                       ========


Net interest earnings/margin (as a
 percent of interest earning assets)        $  6,514    4.97%                $ 5,362     5.20%                $  4,333     5.21%
                                            ========   ======                =======    ======                ========    ======

Net interest spread (Cost of Money as
 a percent of interest bearing
 deposits and borrowings)                               4.11%                            4.38%                             4.30%
                                                       ======                          ======                            ======

Net interest spread (Cost of Money as
 a percent of all deposits
 and borrowings)                                        4.88%                            5.22%                             5.17%
                                                       ======                           ======                            ======


Utilization rate                                       93.84%                           91.37%                            91.56%
                                                       ======                           ======                            ======

*    See previous page for explanation
**   Cost of interest bearing deposits and borrowings
***  Cost of all deposits and borrowings

                               CAPITAL BANK, N.A.
                        SELECTED STATISTICAL INFORMATION
          DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY;
                    INTEREST RATES AND INTEREST DIFFERENTIAL
                        (All Dollar Amounts in Thousands)
                                   (Continued)



                                                                1997 Compared to 1996                  1996 Compared to 1995
                                                  ----------------------------------------      -----------------------------------
                                                    Change           Change       Net            Change       Change          Net
                                                    Due to           Due to     Increase         Due to       Due to       Increase
                                                    Volume            Rate      (Decrease)       Volume        Rate       (Decrease)
                                                    ------          -------     ----------       ------      -------      ----------

Changes in Income and Expense


Interest on interest-earning assets:
  Loans                                              $   2,034      $   (185)   $  1,849        $   596     $   (480)         $ 116
  Securities:
    Taxable                                                123            20         143           (107)         (34)          (141)
   Federal funds sold                                      274            25         299             35          (22)            13

                                                     ---------      --------    --------        -------     --------          -----
       Total                                         $   2,430      $   (138)   $  2,291        $   524     $   (536)         $ (12)
                                                     =========      ========    ========        =======     ========          =====




Interest on interest-bearing liabilities:
  Savings and Money market deposits                  $     237      $     78    $    315        $   181     $   (100)         $  81
  Time deposits                                            710            37         747           (365)        (372)          (737)
  Federal funds purchased and
    short-term borrowings                                   53            29          82             65           (6)            59

                                                     ---------      --------    --------        -------     --------          -----
       Total                                         $   1,001      $    143    $  1,144        $  (119)    $   (478)         $(597)
                                                     =========      ========    ========        =======     ========          =====


Because of the numerious and simultaneous balance and rate changes during the periods, it is not possible to allocate the change in net interest income precisely between balances and rates. For purposes of this table, changes that are not solely attributable to balance changes or rate changes have been allocated equally to the Volume and Rate changes above.

                                     PART II

ITEM 5.        MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER
               MATTERS

Trading Market

There is currently no trading market for shares of the Bank's common stock and it is not anticipated that such a market will develop in the near future. The Bank's common stock is not quoted by NASDAQ (the automated quotation system of the National Association of Securities Dealers, Inc.) or by local brokers and accordingly, all sales are privately negotiated. To the best knowledge of Bank management, the last transaction in the Bank's common stock during 1997 occurred on December 26, 1997 when 50,000 shares were sold at a price of $16.00 per share.

Stockholders

As of December 31, 1997, there were approximately 470 holders of record of the Bank's common stock.

Dividends

The National Bank Act and OCC regulations prohibit national banks from paying any dividend on common stock out of capital. In general, dividends can be paid only to the extent of net profits then on hand, less any losses and provisions for loan losses. In addition, dividends may generally be paid without OCC approval out of current year net profits on hand plus retained net profits for the prior two years. Dividends have not been paid on the Bank's common stock for the past five years.

In determining whether to declare any dividends, the Board of Directors will consider the Bank's earnings, the financial condition and business of the Bank, and other relevant factors such as the above described regulatory requirements and the need for the Bank to retain capital to finance its growth and operations.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion focuses on information about the Bank's financial condition and results of operations which may not be readily apparent from a review of the financial statements. The discussion should be read in conjunction with the financial statements and the selected financial data presented elsewhere in the report.

Financial Condition

Total assets increased to $161.5 million at December 31, 1997 , a 26% increase from the prior year. An increase of $14.5 million in net loans and $15.2 million in federal funds derived from a $30.6 million increase in deposits and customer repurchase accounts. Deposit growth led growth in the net loan portfolio, as new volume was offset by a high level of runoff. The Bank concentrated on lending to its target market, increasing commercial loans and real estate loans by $9.9 million and $3.6 million, respectively.

During 1996, total assets grew at a rate of 22% from $105.6 to $128.4 million. An increase of $24.6 million in net loans was funded by a $21.8 million increase in deposits and customer repurchase accounts coupled with a $3.4 million decrease in investment securities and federal funds sold. Growth in the loan portfolio led deposit growth in 1996, putting to work the deposits garnered in 1995. The Bank concentrated on lending to its target market, increasing commercial loans and real estate loans by $11 million and $13 million, respectively.

During 1997, the Bank's lending and retail banking officers continued to focus their attention on developing profitable customer relationships with small and medium sized businesses, professionals, not-for-profit organizations and investors within the metropolitan area. The Rockville and DC branches facilitated business development in Montgomery County and the District while the addition of our first Virginia branch increased our geographic reach.

Management continues to place a high priority on increasing and diversifying the Bank's core deposit base. At December 31, 1997, demand, savings and time deposits represented 19%, 36% and 45%, respectively, of total deposits. Customer repurchase agreements, a form of secured deposit classified as other borrowed funds on the Bank's Statement of Condition, increased to $19.7 million at December 31, 1997 compared to $14.5 million at December 31, 1996.

Capital Resources

Stockholders' equity increased by $1,234,000 during 1997 as a result of net income of $1,223,332 and issuance of stock to advisory board members. During 1996, stockholder's equity increased by $1.1 million, primarily from net income of $931,000 combined with $130,000 from the exercise of stock options and compensation of Advisory Board members.

As explained in Part 1, Item 1 above, the OCC has adopted risk based capital guidelines to assess the adequacy of capital in national banks which vary according the institution's risk profile. The Bank's Capital Plan calls for maintenance of capital measures above the level required to be considered "well-capitalized" under these regulatory guidelines. The minimum ratios required for this classification are: Leverage of 5% ; Tier One Risk-based of 6%; and Total Risk-based of 10%. At December 31, 1997, the Bank's capital ratios were 7.0%, 9.9% and 10.9% respectively as compared to 8.1%, 10.2%, and 11.1% for the prior year.

In the opinion of management, these ratios are sufficient to facilitate future growth. The Bank's management continually reviews capital adequacy and identifies the most effective alternatives for generating equity from internal and external sources.

                               CAPITAL BANK, N.A.
                        SELECTED STATISTICAL INFORMATION
                              INVESTMENT PORTFOLIO
                        (All Dollar Amounts in Thousands)

                                                               December 31,
                                              --------------------------------------------------------------------------------------
                                                   1997                             1996                              1995
                                              --------------------------------------------------------------------------------------
U.S. Treasury and other Government
obligations                                       $27,605                          $22,054                           $24,480

 Other(1)                                         $   338                          $   295                           $   239

Total                                             $27,943                          $22,349                           $24,719
                                                  =======                          =======                           =======



TYPE AND MATURITY GROUPING
December 31, 1997                                                                  Balance                            Yield

                                                                     ---------------------------------------------------------------
U.S. Government Obligations:
     Within one year                                                               $13,455                            6.02%
     After one year, but within five years                                         $14,105                            5.72%
     After five years, but within ten years                                           -                                 -
     After ten years                                                                  -                                 -


Other(1)                                                                               383                            5.80%
                                                                                   -------                            -----

Total                                                                              $27,943                            5.85%
                                                                                   =======                            =====





(1) Federal Reserve Bank  and Atlantic Central Banker's Bank stock

                               CAPITAL BANK, N.A.
                        SELECTED STATISTICAL INFORMATION
                            FEDERAL FUNDS PURCHASED
                           AND SHORT-TERM BORROWINGS
                       (All Dollar Amounts in Thousands)





                                                                                                 Maxiumum
                                                                        Weighted Avg.           Outstanding
                                                   Balance at          Interest Rate              during the
                                                     Year End            at Year End              Period (1)
                                                     --------            -----------            ------------
December 31, 1997
   Federal funds purchased                          $     -                      -              $       -
   Bank repurchase agreements                             -                      -                      -
   Customer repurchase agreements                       19,664                 4.48%                  19,664
   Treasury Tax & Loan                                   1,089                 4.82%                   1,089
                                                    ----------
                                                    $   20,753
                                                    ==========



December 31, 1996
   Federal funds purchased                          $     -                      -              $       -
   Bank repurchase agreements                             -                      -                      -
   Customer repurchase agreements                       14,464                 4.27%                  14,464
   Treasury Tax & Loan                                     267                 4.21%                     763
                                                    ----------
                                                    $   14,731
                                                    ==========





(1) Amount represents the maximum outstanding at any month end during the period.

                               CAPITAL BANK, N.A.
                        SELECTED STATISTICAL INFORMATION
                                    DEPOSITS
                       (All Dollar Amounts in Thousands)




                                                                                               AVERAGE BALANCES
                                                                                            Year Ended December 31,
                                                                                      -----------------------------------
                                                                                          1997                    1996
                                                                                       ---------               ---------
Demand deposits                                                                       $   22,169               $  19,230
Savings, NOW and money market accounts                                                    40,412                  32,397
Time deposits                                                                             51,452                  38,417
                                                                                       ---------                --------
                                                                                      $  114,033               $  90,044
                                                                                       =========                ========


Average rate paid on
 interest-bearing deposits                                                                  4.43%                   4.25%
                                                                                       =========                ========




Certificates of Deposits in amounts of $100,000 or more at December 31, 1997 (In Thousands of Dollars):


    Time Remaining until Maturity                  Amount
    -----------------------------                  ------

3 months or less                                $   11,289

Over 3 through 6 months                              4,703

Over 6 through 12 months                            11,450

Over 12 months                                       1,209

                                                 ---------
     Total                                      $   28,651
                                                 =========

                               CAPITAL BANK, N.A.
                        SELECTED STATISTICAL INFORMATION
                     RETURN ON EQUITY AND RETURN ON ASSETS
                      (All Dollar Amounts Except Per Share
                      Information are Stated in Thousands)




                                                      Year Ended December 31,
                                                  ------------------------------
                                                     1997                 1996
                                                  ----------           ---------

Net income (loss)                                $     1,223          $      931
                                                  ==========           =========
Average assets                                   $   139,624          $  112,841
                                                  ==========           =========
Average equity                                   $    10,107          $    8,794
                                                  ==========           =========
Per share information:
Dividends declared                               $      -             $      -
                                                  ==========           =========
Net income (loss)                                $      1.26          $     0.96
                                                  ==========           =========
Average number of common
 shares outstanding                              $   999,493          $  970,935
                                                  ==========           =========
Return on average assets (%)                            0.88                0.83
                                                  ==========           =========
Return on average equity (%)                           12.10               10.59
                                                  ==========           =========
Dividend payout ratio (%)                                -                   -
                                                  ==========           =========
Average equity to average
 assets ratio (%)                                       7.24                7.79
                                                  ==========           =========

Liquidity and Asset Liability Management

Liquidity represents the Bank's ability to support asset growth, meet customers' borrowing needs, fund deposit withdrawals and maintain reserve requirements. On the asset side, the primary sources of liquidity are Federal funds sold, investment securities and scheduled repayments on outstanding loans. On the liability side, the principal source of liquidity is deposit growth.

The liquidity position is evaluated daily by management to maintain a level of liquidity conducive to efficient operations. Attention is directed primarily to assets or liabilities that mature or can be repriced within a period of 30 to 365 days. The Bank attempts to match a portion of its assets and liabilities in order to minimize variability in net interest income. This practice also serves to minimize both liquidity and interest rate risk. Prudent risks are taken, however, by leaving certain assets and liabilities unmatched in an effort to benefit from the interest rate sensitivity created.

Following is a summary analysis of maturity and repricing characteristics of assets and liabilities at December 31, 1997 (in millions of dollars):

                                                                                  Maturity or Repricing
                                         ------------------------------------------------------------------------------------------
                                          30 days            31-90            91-180                181-365                  Over
                                          or less             days              days                   days                one year
                                         ------------------------------------------------------------------------------------------
Assets:
Securities                                   $1.0            $ 2.0               $3.5                 $ 7.0                   $14.4
Loans                                        56.5              0.9                3.8                   4.4                    34.0
Other earning assets                         26.8                -                  -                     -                       -
Other assets                                    -                -                  -                     -                     7.0
                                         ------------------------------------------------------------------------------------------
Total assets                                 84.3              2.9                7.3                  11.4                    55.4
                                         ==========================================================================================
Liabilities:

Interest-bearing deposits                    56.5              8.0               13.3                  21.2                     6.2
Non-interest bearing deposits                   -                -                  -                     -                    24.9
Other liabilities                            19.7                -                  -                     -                     0.7
Stockholders' equity                            -                -                  -                     -                    10.7
                                         ------------------------------------------------------------------------------------------
Total liabilities                            76.2              8.0               13.3                  21.2                    42.5
                                         ==========================================================================================
Gap                                           8.1            (5.1)              (6.0)                 (9.8)                    12.9
                                         ------------------------------------------------------------------------------------------
Cumulative gap                              $ 8.1            $ 3.0            $( 3.1)               $(12.9)                $    0.0
                                         ==========================================================================================


The Bank accepts a certain portion of liabilities in the form of certificates of deposit over $100,000, customer repurchase agreements, and other short-term borrowings. As of December 31, 1997, the Bank had $28.7 million, or 22% of total deposits in time deposits in denominations of $100,000 or more, $19.7 million in customer repurchase agreements, and $1.2 million in Treasury Tax and Loan note option funds which are classified as other short-term borrowing.

As of December 31, 1996, the Bank had $22.7 million, or 22% of total deposits in time deposits in denominations of $100,000 or more, $14.5 million in customer repurchase agreements, and $267,000 in Treasury Tax and Loan note option funds.

The liabilities previously discussed are classified as non-core funding sources, as defined in A User's Guide for the Uniform Bank Performance Report. Bank policy requires that non-core funding less temporary assets as a percent of total earning assets (the volatile liability dependency ratio) not exceed 25%. As of December 31, 1997, the Bank's non-core funding dependency ratio stood at 7.76%, compared to 17.76% as of December 31, 1996.

A portion of the Bank's time deposits come from deposit brokers (brokered deposits). As of December 31, 1997, brokered deposits totaled $2.7 million, or 1.8% of total deposits, compared to $3.2 million, or 3% of total deposits, as of December 31, 1996.

At December 31, 1997, the Bank had outstanding commitments to extend credit and standby letters of credit amounting to $16.4 million and $1.9 million, respectively. The Bank expects to meet funding requirements resulting from these commitments by using its traditional sources of liquidity. As of December 31, 1996, total outstanding commitments to extend credit and standby letters of credit amounted to $11.4 million and $1.5 million, respectively.

Results of Operations

Core earnings increased significantly in 1997 resulting in pre-tax income of $2.0 million compared to $1.5 million for the prior year and net income of $1,223,332 compared to $931,135 the previous year. This included charges to earnings of $190,000, net of tax, resulting from the closure of the Adams Morgan branch.

The improvement in core earnings is attributable to the growth of earning assets and the control of operating expenses. Investments in personnel and fixed assets have contributed to a third year of growth. Further, the Bank is positioned to continue the positive trends in growth and profitability during the coming year.

Net Interest Income

Net interest income is the difference between interest and fees earned on loans and investments and interest paid on deposits and other sources of funds. Net interest income can be viewed as the product of earning assets and the net interest margin. Net interest income totaled $6.7 million and $5.5 million in 1997 and 1996, respectively. Loan fees included in interest income were $226,000 and $194,000 in 1997 and 1996, respectively.

The improved net interest income is the result of strong growth in earning assets. The growth rate of net interest income was 22%, 24%. and 7% for 1997, 1996 and 1995, respectively, while net interest margin was 4.95%, 5.16% and 5.21% for the same periods.. The slower growth rate for 1995 is attributable to a substantial amount of funds invested in short-term instruments such as Federal funds sold and U.S. Treasury Notes as loan growth lagged behind deposit growth. This reversed itself in 1996 as lower earning assets were replaced with higher earning loans.

The utilization rate, the ratio of average earning assets to total assets rose to 93.84% in 1997 as compared to 91.37% and 91.56% for the two prior years. This improvement in this ratio resulted from continued reductions in the level of non-accrual loans and other real estate owned.

Provision for loan losses

The allowance for loan losses is maintained at a level deemed adequate by management to absorb potential loan losses in the portfolio after evaluating the loan portfolio, the financial condition of borrowers, current economic conditions, changes in the nature and volume of the portfolio, past loan-loss experience and other pertinent factors. Many of these factors involve a significant degree of estimation and are subject to rapid change which could be unforeseen by management. As a consequence, the possibility exists that management's evaluation of the adequacy of the allowance could change, and such change could be material in amount, as additional information becomes known. While the Bank considers the allowance for loan losses to be adequate at December 31, 1997, management is unable to predict the amount, if any, of future provisions to the allowance.

The allowance for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which management believes the loans become uncollectible, and recoveries are credited to the allowance when realized. Provisions for loan losses aggregated $195,000 in 1997 as compared to $90,000 in 1996 The allowance for loan losses totaled $988,191 and $874,205 at December, 31 1997 and 1996, respectively, representing 0.98% and 1.01% of outstanding loans. Non-accrual loans and loans past due 90 days or more totaled $1.1 million and $1.2 million at December 31, 1997 and 1996, respectively. The ratio of net loans charged-off to average loans outstanding was 0.22%, 0.47% and .91% for the years ended December 31, 1997, 1996 and 1995, respectively.

Other Income

Non-interest income totaled $847,000 in 1997 and $731,000 in 1996. The increase of $116,000 from 1996 to 1997 resulted from an increase in service charges on deposits and miscellaneous recoveries, offset by an decrease in loan fees, while the $45,000 decrease from 1995 to 1996 was attributable to a decrease in service charges on deposits and non-amortizing loan fees. Non-amortizing loan fees include documentation fees, loan advance fees, and real estate equity kicker fees.

Other Expenses

Non-interest expense totaled $5.3 million in 1997 and $4.7 million in 1996. This included expenses relating to the Adams Morgan branch fire and the Board's subsequent decision to close the branch. In 1997, the Bank recorded $315,000 in expenses to write off capitalized expenses and leasehold improvements, and to provide a reserve against future lease obligations. The remaining $285,000 increase from 1996 resulted primarily from an increase in personnel expense combined with other operating expenses such as OREO expense, data processing and loan servicing. The increase from 1995 to 1996 resulted primarily from an increase in other operating expenses such as legal, data processing, loan servicing, and director fees.

Benefit for Income Taxes

Effective January 1, 1993, the Bank adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). The adoption of SFAS 109 resulted in the Bank recording a tax provision of $811,000 and $591,200 for 1997 and 1996, respectively and a tax benefit of $705,000 1995. For a discussion on the Bank's income taxes refer to page 14 of the Bank's audited 1997 Financial Statements.

Impact of Inflation and Changing Prices

The impact of inflation on the Bank is reflected primarily in the increased costs of operations. These increased costs are generally passed on to Bank customers in the form of increased service fees. Since the primary assets and liabilities of the Bank are monetary in nature, the impact of inflation on interest rates has had, and is expected to continue to have, an effect on net income.

In structuring fees, negotiating loan margins and developing customer relationships, management concentrates its efforts on maximizing earnings capacity while attempting to contain increases in operating expenses. In addition, management continually reviews the feasibility of new and additional fee-generating services to offset the effects of inflation and changing prices with an objective of increased earnings.

Loan Review

The Bank manages the risk characteristics of the loan portfolio in such ways as conducting thorough credit evaluations of potential borrowers, establishing lending limits on certain segments of the portfolio, requiring adequate collateral, and obtaining guarantees of principal parties. Risk is further monitored and controlled by procedures which include periodic reviews by the Bank's Loan Review Committee and an annual review by an independent loan review organization. These procedures are designed to minimize the adverse impact from any one event or set of conditions. Nonetheless, in certain instances, it is necessary to charge-off loans as uncollectible. Management maintains the allowance for loan losses at a sufficient level to meet present and potential risk characteristics inherent in the loan portfolio, based on information currently available.

Non-accruing and Past Due Loans

Non-accruing loans aggregated $1.0 million at year end 1997 compared with $1.2 million at year end 1996. Included in non-accrual loans were commercial, consumer and real estate loans of $130,000, $70,000 and $800,000, respectively, at December 31, 1997, as compared to $91,000, $0 and $1.1 million, respectively, at December 31, 1996. At December 31, 1997, non-accruing loans aggregated approximately 1.0% of loans outstanding as compared to 1.4% at December 31, 1996.

Past due loans are reviewed regularly in connection with management's review of the allowance for loan losses as it relates to the evaluation of collateral and the prospects for repayment of principal and interest. Loans are placed on a non-accrual status when management deems that collection in full of principal and interest is doubtful. Generally, loans that are more than 90 days past due are placed on non-accrual status, unless they are well secured and in the process of collection. Charge-offs to the allowance are made when a loss is deemed probable.

Other Potential Problems Loans

In addition to non-accruing loans and loans past due 90 days or more, management has identified other potential problem loans where known information about possible credit problems causes management to have doubts as to the ability of borrowers to comply with present loan repayment terms. In placing loans in this category, management considers the current status of the loan and previous payment history, the nature and quality of collateral, current economic conditions which may affect the borrower, and other information deemed pertinent in the circumstances. At December 31, 1997, other potential problem loans included commercial loans of $1.8 million and real estate loans of $2.2 million.


Statistical Information

Set forth on the following pages is a breakdown of the loan portfolio by major category for the two years ended December 31, 1997 along with the respective maturity of loan balances at year end. Additionally, a breakdown of non-accrual, past due and restructured loans for the two year period is also presented.

                               CAPITAL BANK, N.A.
                        SELECTED STATISTICAL INFORMATION
                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
                       (All Dollar Amounts in Thousands)

                                                                 Amount               Percent of loans to total loans
                                                            For the Year Ended              For the Year Ended
                                                        ------------------------      -------------------------------
Balances Applicable to:                                     1997          1996           1997              1996
                                                        ----------     ---------      ---------         ---------
Commercial and Industrial                               $    277       $   168             42%               38%

Real estate                                                  513           420             53%               58%

Consumer                                                      64            46              5%                4%

Unallocated                                                  134           240            N/A               N/A

                                                         -------        ------          -----             -----
                                                        $    988       $   874            100%              100%
                                                         =======        ======          =====             =====


                                                       SUMMARY OF LOAN LOSS EXPERIENCE

                                                                 December 31,
                                                       ------------------------------
                                                         1997                 1996
                                                       --------             ---------
Allowance for loan losses at
 begining of period                                   $     874             $  1,122
                                                       --------              -------
Loans Charged off:
Real estate                                                (201)                (113)
Installment                                                  (4)                 (24)
Commercial                                                    0                 (288)
Foreign                                                       0                    0
                                                       --------              -------
  Total charge-offs                                        (205)                (425)
                                                       --------              -------
Recoveries:
Real estate                                                  20                   34
Installment                                                   9                    3
Commercial                                                   95                   50
Foreign                                                     -                    -
                                                       --------              -------
  Total recoveries                                          124                   87
                                                       --------              -------

  Net loans charged-off                                     (81)                (338)
                                                       --------              -------
Additions to allowance charged
 to operating expense                                       195                   90
                                                       --------              -------
Allowance for loan losses
 at period end                                        $     988             $    874
                                                       ========              =======

Average amount of loans
 outstanding for the year                             $  92,104             $ 72,377
                                                       ========              =======

Ratio of net loans charged-off
 to average loans outstanding
 for the period                                            0.09%                0.47%
                                                       ========              =======

                               CAPITAL BANK, N.A.
                        SELECTED STATISTICAL INFORMATION
                                 LOAN PORTFOLIO
                       (All Dollar Amounts in Thousands)






     TYPES OF LOANS
-------------------------
                                                                                     December 31, 1997
                                                                                 Maturity of Loan Balances
                                                                            -------------------------------------
                                             December 31,                                One Year       After
                                        --------------------------          One Year       Through       Five
                                           1997          1996                Or Less    Five Years (1)  Years(1)
                                        -----------  -------------         --------------------------------------

Commercial and industrial              $    42,444    $    32,496          $  24,337    $  17,770     $  1,573

Real estate construction
 and land development                        2,375          1,317              2,375            -            -

Real estate mortgage                        51,214         48,711                 (2)          (2)          (2)

Consumer                                     4,598          3,634                 (2)          (2)          (2)

Other                                          108             12                 (2)          (2)          (2)
                                        ----------     ----------
                                       $   100,739    $    86,170
                                        ==========     ==========







(1) The total amount of commercial and industrial, real estate construction and land development loans due after one year which have floating or adjustable interest rates is approximately $9,217,400.


(2) Not required to provide.

                               CAPITAL BANK, N.A.
                        SELECTED STATISTICAL INFORMATION
                  NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS
              (All Dollar Amounts in Thousands Except Notes Below)

                                         December 31,
                                     ---------------------
                                        1997        1996
                                     --------   ----------
Nonaccruing loans                  $   1,009   $    1,207 (1)

90 Days past Due or More                  57           --

Restructured loans (2)                   128           31
                                     -------    ----------
                                   $   1,194   $    1,238









(1) During 1996,  interest  income  recorded on loans in  nonaccrual  status was
$44,156 while interest income not recorded on loans in nonaccrual status was $133,115

(2) Troubled debt restructuring as defined by Statement of Financial Accounting Standards No. 15.

Note: See commentaries on above classifications for further information.

ITEM 7.        FINANCIAL STATEMENTS

In addition to the schedules presented herein, the Bank's financial statements and accompanying notes and the Independent Auditors' Report prepared on an audited basis by Hoffman, Morrison & Fitzgerald, PC are incorporated herein by reference.

ITEM 8.        CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
               ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in, or disagreements with accountants on accounting and financial disclosure. The Bank's audited 1994, 1995, 1996 and 1997 Financial Statements were prepared by Hoffman, Morrison & Fitzgerald, PC.

                                    PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS, COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Securities and Exchange Act of 1934 requires the Bank's directors, executive officers and beneficial owners of in excess of 10% of the Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the OCC., and to provide the Bank with copies of all such forms they file. Based solely on the review of copies of forms which have been received by the Bank and written representations from the Bank's directors and executive officers, the Bank is aware of the following:

-     Form 5  filings  were  submitted  late by  Stephen  N.  Ashman,  Frank  E.
      Williams, Javier J. Holtz and Patricia Ghiglino for the year ending 12/31/96.

-     Javier J. Holtz and Patricia Ghiglino each submitted one Form 4 late.

As of December 31, 1997 the following individuals served as directors or executive officers. On February 17, 1998, Javier J. Holtz resigned as Chairman of the Board and Frank E. Williams, Jr. was elected to that position.

DIRECTORS OF THE BANK

------------------------------------------------------------------------------------------------------------------------------------
       NAME (AGE)                              DIRECTOR                                 PRINCIPAL OCCUPATION
   POSITION WITH BANK                           SINCE                                 DURING LAST FIVE YEARS(1)
------------------------------------------------------------------------------------------------------------------------------------
Stephen N. Ashman (49)                           1991                        President, CEO and Director, Capital
President, CEO and Director                                                  Bank, N.A.; Director, Capital Factors,
                                                                             Inc.
------------------------------------------------------------------------------------------------------------------------------------
Frank E. Williams, Jr. (63)                      1977                        President, The Williams and Beasley
Chairman of the Board                                                        Company, Inc. since 1994; President,
                                                                             Williams Industries, Inc. until 1994.
------------------------------------------------------------------------------------------------------------------------------------
George H. Walker (62)                            1982                        President and majority owner,
Vice Chairman of the Board                                                   Opportunity Systems, Inc.
Chairman, Audit Committee
------------------------------------------------------------------------------------------------------------------------------------
Joshua Bernstein (35)                          May 1996                      President, Bernstein Management
Director                                                                     Corporation.
------------------------------------------------------------------------------------------------------------------------------------
Patricia Ghiglino (47)                        April 1995                     President and CEO, Professional
Director                                                                     Restoration, Inc.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Javier J. Holtz (37)                          April 1994                     Executive Vice President and
Director                                                                     Director, Union Planters Bank of
                                                                             Florida since 1994; Senior Vice
                                                                             President, Union Planters Bank of
                                                                             Florida from 1990 to 1994;Chairman
                                                                             of the Board, Capital Factors, Inc.
                                                                             since 1994.
------------------------------------------------------------------------------------------------------------------------------------
Jay E. Katzen (53)                             May 1996                      Private Medical Practice,
Director                                                                     Ophthalmology; Vice President,
                                                                             Culmore Realty Company; Vice
                                                                             President, Mozel Development Corp.
------------------------------------------------------------------------------------------------------------------------------------
Robert J. Mozer (66)                         February 1995                   Partner, Attorney-at-Law, Mozer and
Director                                                                     Swetnick, PA.
------------------------------------------------------------------------------------------------------------------------------------
Steven J. Schwartz (43)                        July 1995                     Chief Financial Officer and General
Director                                                                     Counsel, Blake Construction Co.
------------------------------------------------------------------------------------------------------------------------------------

(1) If dates are not given, the same position has been held in excess of five years.

OFFICERS OF THE BANK

The persons named below are executive officers of the Bank who are not directors and are not, therefore, included in the directors' table above.

Michael Paul serves as Executive Vice President of the Bank. Mr. Paul manages the Bank's lending and retail divisions and is the Bank's Chief Credit Officer, and is a member of the asset/liability, management, and planning committees. Mr. Paul joined the Bank in 1995.

Marilyn M. Ayres serves as Senior Vice President and Cashier of the Bank. Ms. Ayres manages the Bank's operations, credit administration, and accounting departments, serves as chairperson of the loan review and asset/liability committees, and is a member of the loan, management and planning committees. Ms. Ayres has been with the Bank since 1987.

J. Kevin Clarke is Senior Vice President/Retail Banking. Mr. Clarke manages the Bank's retail division and is a member of the management and planning committee. Mr. Clarke has been with the bank since 1983.

ITEM 10.       DIRECTORS & EXECUTIVE OFFICERS COMPENSATION

The following table sets forth the aggregate compensation for services in all capacities to the Bank during the years ended December 31, 1997, 1996 and 1995 for the Bank's Chief Executive Officer and the only other executive officer who received salary and bonus of more than $100,000 in 1997 :

                        SUMMARY ANNUAL COMPENSATION TABLE

---------------------------------------------------------------------------------------
   NAME AND PRINCIPAL      YEAR     SALARY      BONUS(1)   OTHER ANNUAL       STOCK
        POSITION                                           COMPENSATION(2)   OPTIONS
---------------------------------------------------------------------------------------
Stephen N. Ashman          1997     170,000     106,905        16,400            0
President and CEO          1996     165,000      66,695        16,000        2,000
                           1995     165,000      45,000        16,000            0
---------------------------------------------------------------------------------------
Michael Paul (3)           1997     115,000      10,000        10,500        5,000
Executive Vice             1996      95,000      10,000         9,900        5,000
President/Lending          1995      70,000           0         6,100            0
---------------------------------------------------------------------------------------

         (1) Mr. Ashman's bonuses for 1995, 1996 and 1997 were granted in accordance with his employment contract as discussed on page 10. At his election, these bonuses were paid in January of the following years (1996, 1997 and 1998).

         (2) The 1995 salary shown above for Mr. Paul is annualized.

The amounts shown as other annual compensation consist of transportation allowances and Bank contributions to the 401-k Plan. The Bank also provides to the Executive Officers indirect compensation in the form of insurance and other non-cash personal benefits. In 1995, 1996, and 1997 the average amount of such indirect compensation was less than ten percent (10%) of the compensation reported for each individual.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

--------------------------------------------------------------------------------------------------------
                        Number of            % of Total              Exercise or             Expiration
                        Securities           Options/SARs            Base Price              Date
       Name             Underlying           Granted to Employees    ($/sh)
                        Options/ SARs        in Fiscal Year
                        Granted (#)
--------------------------------------------------------------------------------------------------------
Stephen N. Ashman                ---                    ---
--------------------------------------------------------------------------------------------------------
Michael Paul                   5,000                    29%                   $10.50      01/16/02
--------------------------------------------------------------------------------------------------------

                     AGGREGATED OPTION/SAR EXERCISES IN LAST
                     FISCALYEAR AND FY-END OPTION/SAR VALUES

----------------------------------------------------------------------------------------------------------------------
                                Shares              Value            Number of Securities       Value of Unexercised
                                Acquired            Realized         Underlying  Unexercised    In-the-the Money
                                on                  ($)              Options/SARs at FY-End     Options /SARs at FY-
                                Exercise                             (#)Exercisable/            End ($) EXERCISABLE/
    Name                        (#)                                  Unexercisable              UNEXERCISABLE 1
----------------------------------------------------------------------------------------------------------------------
Stephen N. Ashman                 ---               $    ---                  22,000/0             $203,000/Not
                                                                                                    Applicable

----------------------------------------------------------------------------------------------------------------------
Michael Paul                      ---               $    ---                  10,000/0             $ 66,250/Not
                                                                                                    Applicable
----------------------------------------------------------------------------------------------------------------------

         (1)Value determined using an independent appraisal dated December, 1997.

In December, 1996 the Bank modified the employment contract of Stephen N. Ashman as President and Chief Executive Officer and agreed to pay Mr. Ashman a base salary as follows:

                        1998                         $175,000
                        1999                         $185,000

In addition, Mr. Ashman is eligible to receive bonuses, which are based on the performance of the Bank. The bonus formula for Mr. Ashman is as follows: 5% of the Bank's earnings before income taxes and accrual for Mr. Ashman's bonus with the following limits:

                                      Minimum        Maximum
                                      -------        -------
                        1998          $40,000       $150,000
                        1999          $50,000       $175,000

Expressed as a formula, the bonus is:

                        Bonus = .05 x income before taxes
                                       .95

In 1999, if the earnings of the Bank before taxes and accrual exceed $2.5 million, the bonus shall be 4% of the Bank's earnings before income taxes and accrual over $2.5 million in addition to the 5% bonus for amounts under $2.5 million.

Mr. Ashman is also entitled to a car allowance and stock options at the Board's discretion. In the event of termination or diminishment of title or authority, as described below, or in the event of a change in control of the Bank, all outstanding but unexercised options would be considered fully vested, exercisable without restriction and not subject to any buy-back rights of the Bank.

Mr. Ashman's contract provides for salary continuation as follows: Employment will continue through December 31, 1999. In the event of termination for any reason other than theft, willful violation of law or resignation, or if title or authority are diminished, salary, minimum bonus and fringe benefits will continue through December 31, 1999. In the event that Mr. Ashman is reemployed by another organization prior to December 31, 1999, salary, bonus, and fringe benefit obligations would be reduced by the amounts earned on the new job. In addition to continuation of salary and benefits, in the event that termination or diminishment of title or authority follows a change of control, the Bank would pay Mr. Ashman an additional $100,000 at the date of termination or diminishment of title or authority.

Commencing July 1, 1995, Mr. Michael Paul joined the Bank as Executive Vice President and Chief Credit Officer. Mr. Paul entered into an employment contract with the Bank which specifies his salary, bonus and other compensation issues. For the five years prior to joining the Bank, Mr. Paul served as Senior Vice President in the Real Estate Division of the Bank's affiliate in Miami, Florida.

Other than the 401-K retirement savings plan, the Employee Stock Option Plan and the contract described above, there currently is no existing plan calling for the payment of any incentive, pension or deferred compensation benefits to any officer or director.

DIRECTORS COMPENSATION

The Directors of the Bank have been compensated for their service to the Bank as follows:

(1) All Directors receive a $2,400 annual retainer payable at a rate of $200 per month.
(2) All Directors were paid $300 for each Board meeting they attended in 1996 and 1995.
(3) Audit, Compliance and Organizational Committee meetings. All Directors are paid $100 for each committee meeting they attend.

401-K RETIREMENT SAVINGS PLAN

In November 1993, the Board of Directors of the Bank adopted a 401-K Retirement Savings Plan (the "401-K") which became effective January 1, 1994. The purpose of the 401-K is to enable the Bank to secure and retain the services of highly qualified persons, to provide employees with an additional incentive to make every effort to enhance the success of the Bank, and to assist employees in accumulating retirement funds.

The 401-K is available to all full time employees who are age 18 or older and have completed one year of service with the Bank. In adopting the 401-K, the Board of Directors did not obligate the Bank to make any contributions. Contributions will be made at the discretion of the Board of Directors up to the highest amount permitted by law. For 1995, 1996 and the first six months of 1997, the Board of Directors agreed to contribute 3.5% of employees' base compensation and to match employee contributions up to an additional 2.5% of base compensation. The Board of Directors increased the Bank's contribution to 4.5% of base compensation for the latter six months of 1997.

None of the directors of the Bank, except Stephen N. Ashman, and none of their associates, is eligible for the 401-K. Any officer of the Bank who is also a full-time salaried employee of the Bank is eligible for the 401-K.

EMPLOYEE STOCK OPTION PLAN

In February 1988, the Board of Directors of the Bank adopted an Employee Stock Option Plan (the "Plan"), which became effective April 1, 1988. The purpose of the Plan is to advance the interests of the Bank by encouraging stock ownership on the part of employees. Similar to the 401-K, the Plan enables the Bank to secure and retain the services of highly qualified persons, and provides employees with additional incentive to make every effort to enhance the success of the Bank.

At the 1994 shareholder meeting, an amendment to the Plan was adopted by the Bank's shareholders which permitted the issuance of non-incentive stock options to outside Directors. The amendment also stated that the Plan be administered by the full Board of Directors.

The Plan authorizes the issuance of both "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1954, as amended (the "Code"), and "non-incentive stock options." Incentive stock options which satisfy the issuance and holding provisions of the Code will not cause the employee to recognize any gross income when received or exercised, but do produce long-term gain or loss upon the disposition of the stock to the extent of the difference between the option price and the amount for which the stock is sold. The Bank will not be entitled to take any deduction with respect to the incentive stock option except to the extent that the employee is required to recognize income because of his failure to meet the Code's holding requirements. Non-incentive options, with a readily ascertainable market value, will cause the employee to realize ordinary income to the extent of the difference between the fair market value of the option less any amount paid by the employee, either when the employee's rights in the option become transferable or when his rights in the option are not subject to a substantial risk of forfeiture. The Bank will be entitled to a deduction for compensation paid at the same time as which, and in the same amount in which, the employee who received the non-incentive option is considered to have realized compensation.

At the 1997 Annual Meeting an amendment to the Plan was adopted by the Bank's shareholders which increased the number of shares allotted to be issued under the Employee Stock Option Plan from 100,000 to 200,000, limited the number of shares granted in any one year to 30,000 shares, and extended the last date for issuing options from January 18, 1998 to December 31, 2003

Other material provisions of the Plan are as follows.

1.   Options may be granted to full-time salaried employees and directors.

2. The option price is determined by the Board and must be not less than the fair market value of the stock at the time the option is granted.

3. The shares to be purchased upon each exercise of any option shall be paid for in cash at the time of such exercise.

4. If an option holder's employment terminates as a result of death, his option may (within described limits) be exercised by his administrator, executor or certain devisees or heirs.

5. No option to be granted under the Plan is transferable by an option holder otherwise than by the laws of descent and distribution.

6. Except in the case of death, permanent and total disability, and other defined circumstances, an option granted to an employee may be exercised by that person only if he has been a full-time salaried employee of the Bank continuously from the date the option was granted to the date of its exercise.

7. Provision is made for the adjustment of the shares available under an option upon the happening of certain re-capitalizations, reclassifications, split-ups, combinations or exchanges of shares.

8. Shares of stock acquired through the exercise of options are subject to certain restrictions upon their disposition.

ITEM 11.       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                   MANAGEMENT

To the knowledge of Management, the following is a complete list of persons who are known to the Bank to be beneficial owners of more than five percent (5%) of the Bank's securities as of December 31, 1997. The number of shares owned and percentage of class are as March 17, 1998.

-------------------------------------------------------------------------------------------------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER        RELATIONSHIP TO THE BANK            BENEFICIAL                       % OF
                                                                                OWNERSHIP                        CLASS
-------------------------------------------------------------------------------------------------------------------------------
Stephen N. Ashman(1)                        President, CEO, and                  99,684                          9.94
2540 Massachusetts Ave, NW                  Director
Washington, DC 20008
-------------------------------------------------------------------------------------------------------------------------------
Frank E. Williams, Jr.(2)                   Chairman of the Board                69,556                          7.04
3008 Cyrandall Road
Oakton, VA 22124
-------------------------------------------------------------------------------------------------------------------------------
Graciella Geller(3)                         Stockholder                         100,000                         10.19
Eltorando 2151
Beccar 1643
Buenos Aires, Argentina
-------------------------------------------------------------------------------------------------------------------------------
Abel Holtz(4)                               Stockholder                          97,186                          9.90
9999 Collins Avenue
Bal Harbour. FL 33154
-------------------------------------------------------------------------------------------------------------------------------
Fana Holtz(4)                               Stockholder                          58,954                          6.01
9999 Collins Avenue
Bal Harbour, FL 33154
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Dickinson Fidelity, S.A.                    Stockholder                          65,000                          6.62
c/o Cowan Liebowitz & Latman PC
1133 Avenue of the Americas
New York, NY 10036
-------------------------------------------------------------------------------------------------------------------------------
Jorge Cohen TR UA July 8, 1996              Stockholder                          85,000                          8.66
c/o Cowan Liebowitz & Latman PC
1133 Avenue of the Americas
New York, NY 10036
-------------------------------------------------------------------------------------------------------------------------------

     (1)Stephen Ashman's shares owned beneficially include stock options for 22,000 shares , 2,161 owned by his wife, and 1,500 shares owned by a family trust. An additional 2,000 in options granted in January 1998 are not included as they are not exercisable for two years without the approval of a majority of the Board of Directors.

     (2)Frank E. Williams, Jr.'s shares owned beneficially include stock options for 7,500 shares.

     (3)Graciella Geller's voting rights are limited to 96,365 shares, or 9.9% of the outstanding stock. Under an OCC Order applicable to Ms. Geller's ex-husband, the 3,635 shares held by Ms. Geller which are in excess of 9.9% of the outstanding shares (as of November 12, 1997) may not be voted.

     (4)Abel Holtz disclaims any beneficial interest in the 58,954 shares owned by his wife, Fana Holtz and 15,943 shares owned in the aggregate by his sons. In accordance with an OCC Order applicable to Mr. Holtz, he granted an irrevocable proxy to an independent third party, pursuant to which the proxyholder will vote Mr. Holtz's shares, on all matters submitted to shareholders, in the same proportion as all other shares are voted. Fana Holtz disclaims any beneficial interest in the 97,186 shares owned by her husband, Abel Holtz.

Shares of Common Stock owned directly and beneficially at March 17, 1998 by each of the directors listed above, and executive officers and directors as a group was as follows:

--------------------------------------------------------------------------------------------------------------
NAME                                                          SHARES OF STOCK OWNED       PERCENT OF CLASS(1)
                                                              BENEFICIALLY
--------------------------------------------------------------------------------------------------------------
Stephen N. Ashman (2)                                            99,684                       9.94%
--------------------------------------------------------------------------------------------------------------
Joshua Bernstein(2), (4)                                         25,500                       2.59%
--------------------------------------------------------------------------------------------------------------
Patricia Ghiglino(2)                                              6,479                       0.66%
--------------------------------------------------------------------------------------------------------------
Javier J. Holtz(2), (3)                                          14,389                       1.46%
--------------------------------------------------------------------------------------------------------------
Jay Katzen, MD(2), (5)                                           28,741                       2.92%
--------------------------------------------------------------------------------------------------------------
Robert J. Mozer, Esq.(2)                                         13,300                       1.35%
--------------------------------------------------------------------------------------------------------------
Steven Schwartz(2)                                               25,517                       2.58%
--------------------------------------------------------------------------------------------------------------
George H. Walker(2)                                              14,469                       1.46%
--------------------------------------------------------------------------------------------------------------
Frank E. Williams, Jr.(2)                                        69,556                       7.04%
--------------------------------------------------------------------------------------------------------------
Executive officers, directors, and nominees
for directors as a group (12 persons)(2)                        323,565                       30.58%
--------------------------------------------------------------------------------------------------------------

     (1) Based on the number of shares outstanding as of January 31, 1998 plus, with respect to each individual, the number of shares subject to options held by that individual, and with respect to Executive Officers, Directors and nominees for Director as a group, the number of shares subject to options held by all such persons.

     (2)For the following directors, shares owned beneficially include stock options to purchase shares of the Bank's Common Stock: Stephen Ashman (22,000), Patricia Ghiglino (5,500), Javier Holtz (7,500), Robert J. Mozer (5,500), Steven Schwartz (5,500),George Walker (7,500), Frank Williams (7,500), Joshua Bernstein (3,500), and Dr. Jay Katzen (3,500). For the executive officers, excluding Stephen N. Ashman, shares owned beneficially include stock options to purchase 9,000 shares of the Bank's Common Stock.

     (3)Javier Holtz disclaims any beneficial interest in 97,186 shares owned by his father, Abel Holtz, 58,954 shares owned by his mother, Fana Holtz, and 1,554 shares owned by his brother, Mr. Daniel Holtz.

     (4)Mr. Josh Bernstein's beneficial interest includes 14,000 shares owned by Bernstein Fund Ltd. Partnership, of which he is Managing Partner.

     (5)Jay Katzen's beneficial interest includes 17,241 shares owned by The Cyrus Katzen Foundation, Inc., of which he is a Trustee.

ITEM 12.       CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

In preceding years, the Bank has made, and will continue to make, loans to some of its directors, officers and their associates in the ordinary course of business, on substantially the same terms, including interest rates, repayment terms and collateral on loans as those prevailing for comparable transactions with its other customers. In the opinion of Management, these loans have not presented a greater than normal risk of collectibility than did the loans to other customers or any other unfavorable features, and did not exceed the Bank's legal lending limits.

As of February 28, 1998, Director Frank E. Williams, Jr. and his associates were indebted to the Bank for $915,254, which represented 8.3% of capital as of that date. As of February 28, 1998, Director George H. Walker and his associates were indebted to the Bank for $109,145, which represented 1.0% of capital as of that date. As of February 28, 1998, Director Patricia Ghiglino and her associates were indebted to the Bank for $298,798, which represented 2.7% of capital as of that date. As of February 28, 1998, Director Robert Mozer was indebted to the Bank for $85,219, which represented 0.8% of capital as of that date. As of February 28, 1998, $218,075 was outstanding on a home loan and equity line to Director, President and CEO Stephen N. Ashman and his wife, which represented 2.0% of capital as of that date. As of February 28, 1998, $4,938 was outstanding on a credit line to J. Kevin Clarke, Senior Vice President, which represented
 .04% of capital as of that date. On May 31, 1997, the highest aggregate indebtedness (for 1997 through February 28, 1998) of directors, officers and associates thereof was reached. The amount outstanding was $2,867,427, which represented 26.8% of capital as of that date.

The Bank is not aware of any material proceedings to which any director, officer or affiliate of the Bank or any owner of record or beneficiary of more than five percent (5%) of securities of the Bank or any associate of any such director, officer, affiliate of the Bank or security holder is a party adverse to the Bank.

ITEM 13. EXHIBITS, FINANCIAL STATEMENTS SCHEDULES AND REPORTS ON FORM 8-K (FORM F-3)

(A) Independent Auditors' Report, Statements of Condition - December 31, 1997 and 1996, Statements of Operations - Years Ended December 31, 1997, 1996 and 1995, Statements of Changes in Stockholders' Equity - Three Years Ended December 31, 1997, Statements of Cash Flows - Years Ended December 31, 1997, 1996 and 1995, and Notes to Financial Statements, incorporated by reference to pages 1 through 22 of Capital Bank, N.A.'s Audited Financial Statements for 1997.

     Capital Bank, N.A.'s Definitive Proxy Statement dated March 17, 1998, incorporated by reference to pages 1 through 13.

     Stipulation and Consent Order between the Office of Comptroller of the Currency and Horacio Rozenblum, Shareholder

     Settlement Agreement between the Office of Comptroller of the Currency and Martin Rozenblum, Shareholder

     Stipulation and Consent Order between the Office of Comptroller of the Currency and Salem Eduardo Nazar, Shareholder

 (B) Reports on
     Form 8-K There were no reports on Form 8-K filed during the fourth quarter.

                                   SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      Capital Bank, N.A.

March 17, 1998                      By:/s/ MARILYN M. AYRES
                                       -----------------------------------
                                       Marilyn M. Ayres
                                       Senior Vice President and Cashier
                                          (Principal Financial Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

March 17, 1998                     /s/ FRANK E. WILLIAMS
                                   --------------------------------------------
                                   Frank E. Williams, Jr., Chairman of the Board

March 17, 1998                     /s/ GEORGE H. WALKER
                                   --------------------------------------------
                                   George H. Walker, Vice Chairman

March 17, 1998                     /s/ STEPHEN N. ASHMAN
                                   --------------------------------------------
                                   Stephen N. Ashman, President, Chief
                                   Executive Officer, Secretary of the Board,
                                   and Director

March 17, 1998                     /s/ JOSHUA B. BERNSTEIN
                                   --------------------------------------------
                                   Joshua B. Bernstein, Director

March 17, 1998                     /s/ PATRICIA GHIGLINO
                                   --------------------------------------------
                                   Patricia Ghiglino, Director

March 17, 1998                     /s/ JAVIER J. HOLTZ
                                   --------------------------------------------
                                   Javier J. Holtz, Director

March 17, 1998                     /s/ JAY KATZEN
                                   --------------------------------------------
                                   Jay Katzen, M.D., Director

March 17, 1998                     /s/ ROBERY J. MOZER
                                   --------------------------------------------
                                   Robert J. Mozer, Esq, Director

March 17, 1998                     /s/ STEVEN J. SCHWARTZ
                                   --------------------------------------------
                                   Steven J. Schwartz, Director

March 17, 1998                     /s/ MARILYN M. AYRES
                                   --------------------------------------------
                                   Marilyn M. Ayres, Senior Vice President and
                                   Cashier

                                  EXHIBIT INDEX

               Number                         Description                    Page Number
               ------                         -----------                    -----------

               23                  Consent of Independent Auditors                38


               13                  1997  Audited Financial Statements             39


               19                  Definitive Proxy Statement dated               60
                                   March 17, 1998


               99                  Stipulation and Consent Order between          73
                                   the OCC and Horacio Rozenblum,
                                   Shareholder

                                   Settlement Agreement between the OCC           83
                                   Martin Rozenblum, Shareholder

                                   Stipulation and Consent Order between          93
                                   the OCC and Salem Eduardo Nazar,
                                   Shareholder

                               CAPITAL BANK, N.A.

                              FINANCIAL STATEMENTS

                               FOR THE YEARS ENDED
                        DECEMBER 31, 1997, 1996 AND 1995

                                      WITH

                          INDEPENDENT AUDITORS' REPORT






                               CAPITAL BANK, N.A.

                              FINANCIAL STATEMENTS

                              FOR THE YEARS ENDED
                        DECEMBER 31, 1997, 1996 AND 1995

                                      WITH

                          INDEPENDENT AUDITORS' REPORT

                                 C O N T E N T S

INDEPENDENT AUDITORS' REPORT

FINANCIAL STATEMENTS:

     Statements of Condition

     Statements of Operations

     Statements of Changes in Stockholders' Equity

     Statements of Cash Flows

NOTES TO FINANCIAL STATEMENTS

                [HOFFMAN, MORRISON & FITZGERALD, P.C. LETTERHEAD]





                          INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
     CAPITAL BANK, N.A.
           Rockville, Maryland

We have audited the statements of condition of CAPITAL BANK, N.A. as of December 31, 1997 and 1996, and the related statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CAPITAL BANK, N.A. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years 1997, 1996 and 1995 in conformity with generally accepted accounting principles.


/s/ HOFFMAN, MORRISON & FITZGERALD, P.C.

McLean, Virginia
January 22, 1998

                               CAPITAL BANK, N.A.

                             STATEMENTS OF CONDITION

                                                                                     December 31
                                                                        ---------------------------------------
                                                                                  1997                 1996
                                                                        ------------------   ------------------
      ASSETS
Cash and due from banks                                                 $       4,515,491    $       5,293,388
Federal funds sold                                                             26,800,000           11,600,000
                                                                          ----------------     ----------------
           Total cash and cash equivalents                                     31,315,491           16,893,388
                                                                          ----------------     ----------------

Securities available-for-sale                                                  27,443,174           18,849,158
Securities held-to-maturity                                                       500,000            3,500,064
                                                                          ----------------     ----------------
           Total securities                                                    27,943,174           22,349,222
                                                                          ----------------     ----------------

Loans                                                                         100,739,353           86,170,067
   Less:   Allowance for loan losses                                             (988,191)            (874,205)
           Unearned income                                                       (276,023)            (339,435)
                                                                          ----------------     ----------------
   Loans, net                                                                  99,475,139           84,956,427
                                                                          ----------------     ----------------

Premises and equipment, net                                                     1,312,070            1,664,138
Other real estate owned, net                                                      105,351              701,687
Accrued interest and other assets                                               1,335,418            1,868,768
                                                                          ----------------     ----------------
           TOTAL ASSETS                                                 $     161,486,643    $     128,433,630
                                                                          ================     ================

      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
   Non-interest bearing deposits                                        $      24,743,649    $      22,820,388
   Savings and NOW deposits                                                    46,890,313           35,579,238
   Other time deposits                                                         57,340,344           45,236,037
                                                                          ----------------     ----------------
           Total deposits                                                     128,974,306          103,635,663

   Customer repurchase agreements                                              19,664,110           14,464,370
   Other short-term borrowed funds                                              1,248,700              429,969
   Other liabilities                                                              908,479              446,664
                                                                          ----------------     ----------------
           Total liabilities                                                  150,795,595          118,976,666
                                                                          ----------------     ----------------

STOCKHOLDERS' EQUITY:

   Common stock, $6 par value; 2,000,000 shares
      authorized, 973,392 and 971,117 shares issued and
      outstanding at December 31, 1997 and 1996, respectively                   5,840,352            5,826,702
   Capital surplus                                                              2,760,427            2,748,765
   Retained earnings                                                            2,059,889              836,557
   Net unrealized gain on securities available-for-sale                            30,380               44,940
                                                                          ----------------     ----------------
           Total stockholders' equity                                          10,691,048            9,456,964
                                                                          ----------------     ----------------

           TOTAL LIABILITIES
             AND STOCKHOLDERS' EQUITY                                   $     161,486,643    $     128,433,630
                                                                          ================     ================


   The accompanying notes are an integral part of these financial statements.

                               CAPITAL BANK, N.A.

                            STATEMENTS OF OPERATIONS

                                                                          Years Ended December 31
                                                           -------------------------------------------------------
                                                                 1997               1996               1995
                                                           -----------------   ----------------   ----------------
INTEREST INCOME:
    Loans                                                   $     9,166,139     $    7,283,595     $    5,691,660
    Taxable securities                                            1,463,224          1,316,149          1,051,771
    Federal funds sold                                              806,737            504,089            543,344
                                                             ---------------     --------------     --------------
        Total interest income                                    11,436,100          9,103,833          7,286,775

INTEREST EXPENSE:
    Savings and NOW deposits                                      1,241,998            927,341            842,190
    Time deposits                                                 2,826,094          2,079,351          1,562,109
    Federal funds purchased and securities
      sold under agreements to repurchase                           608,692            527,234            379,226
    Other borrowed funds                                             32,367             21,000             33,059
                                                             ---------------     --------------     --------------
        Total interest expense                                    4,709,151          3,554,926          2,816,584
                                                             ---------------     --------------     --------------

Net interest income                                               6,726,949          5,548,907          4,470,191

Provision for loan losses                                           195,000             90,000            370,000
                                                             ---------------     --------------     --------------
        Net interest income after
           provision for loan losses                              6,531,949          5,458,907          4,100,191
                                                             ---------------     --------------     --------------

OTHER INCOME:
    Service charges on deposit accounts                             548,245            477,112            511,792
    Loan fees                                                       193,934            215,985            220,120
    Other operating income                                          104,482             37,923             44,405
                                                             ---------------     --------------     --------------
        Total other income                                          846,661            731,020            776,317
                                                             ---------------     --------------     --------------

OTHER EXPENSES:
    Salaries and employee benefits                                2,470,761          2,297,279          2,126,438
    Occupancy expense, net                                          807,414            751,736            708,019
    Other real estate, net                                           64,234              4,811            111,072
    Other operating expenses                                      2,001,869          1,613,766          1,359,692
                                                             ---------------     --------------     --------------
        Total other expenses                                      5,344,278          4,667,592          4,305,221
                                                             ---------------     --------------     --------------

Income before income taxes                                        2,034,332          1,522,335            571,287
Provision (benefit) for income taxes                                811,000            591,200           (704,751)
                                                             ---------------     --------------     --------------

NET INCOME                                                  $     1,223,332     $      931,135     $    1,276,038
                                                             ===============     ==============     ==============

Basic earnings per common share                             $          1.26     $         0.97     $         1.42
                                                             ===============     ==============     ==============

Diluted earnings per common share                           $          1.22     $         0.96     $         1.42
                                                             ===============     ==============     ==============

   The accompanying notes are an integral part of these financial statements.

                               CAPITAL BANK, N.A.

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                    Net
                                                                                                 Unrealized
                                                                                 Retained       gain (loss)        Total
                                         Common stock                            earnings       on securities     stock-
                                   --------------------------    Capital       (accumulated      available-      holders'
                                    Shares        Amount         surplus         deficit)         for-sale        equity
                                   ----------   ------------   -------------   --------------   -------------  --------------

BALANCE, JANUARY 1, 1995             790,407   $  4,742,442   $   2,524,330   $   (1,370,616)  $    (150,130) $    5,746,026

Issuance of common stock             164,885        989,310         189,922             -               -          1,179,232
Net income                              -              -               -           1,276,038            -          1,276,038
Change in unrealized gain (loss)
   on securities available-for-sale,
      net of income taxes               -              -               -                -            194,588         194,588
                                   ----------   ------------   -------------   --------------   -------------  --------------

BALANCE, DECEMBER 31, 1995           955,292      5,731,752       2,714,252          (94,578)         44,458       8,395,884

Issuance of common stock              15,825         94,950          34,513             -               -            129,463
Net income                              -              -               -             931,135            -            931,135
Change in unrealized gain (loss)
   on securities available-for-sale,
      net of income taxes               -              -               -                -                482             482
                                   ----------   ------------   -------------   --------------   -------------  --------------

BALANCE, DECEMBER 31, 1996           971,117      5,826,702  $    2,748,765  $       836,557  $       44,940  $    9,456,964

Issuance of common stock               2,275         13,650          11,662                -               -          25,312
Net income                              -              -               -           1,223,332               -       1,223,332
Change in unrealized gain (loss)
   on securities available-for-sale,
      net of income taxes               -              -               -                -            (14,560)        (14,560)
                                   ----------   ------------   -------------   --------------   -------------  --------------

BALANCE, DECEMBER 31, 1997           973,392   $  5,840,352   $   2,760,427   $    2,059,889   $      30,380  $   10,691,048
                                   ==========   ============   =============   ==============   =============  ==============

   The accompanying notes are an integral part of these financial statements.

                               CAPITAL BANK, N.A.

                            STATEMENTS OF CASH FLOWS




                                                                         Years Ended December 31
                                                          ------------------------------------------------------
                                                                1997               1996              1995
                                                          ------------------ ----------------- -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                             $       1,223,332  $        931,135  $      1,276,038
   Adjustments to reconcile net income to
      net cash provided by operating activities:
        Provision for loan losses                                   195,000            90,000           370,000
        Depreciation and amortization                               357,480           378,038           244,119
        (Gain) loss on sale of other real estate owned               32,182            (9,454)           (5,982)
        Loss on disposal of premises and equipment                  306,325                 -                 -
        Provision for losses on other real estate owned, net         10,353            31,256           100,550
        Accrued interest and other assets                           539,224           507,985          (773,410)
        Increase (decrease) in other liabilities                    461,815           (41,481)          155,562
                                                             ---------------   ---------------   ---------------
           Net cash provided by operating activities              3,125,711         1,887,479         1,366,877
                                                             ---------------   ---------------   ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Increase (decrease) in cash realized from:
      Sale of securities available-for-sale                       1,492,500                 -                 -
      Maturities or prepayments of securities available-
        for-sale                                                  5,500,000        17,363,769         5,087,918
      Purchase of securities available-for-sale                 (15,602,029)      (17,543,955)      (11,126,500)
      Maturities of securities held-to-maturity                   3,000,000         2,500,799                 -
      Loans, net                                                (14,713,712)      (25,294,347)       (7,114,529)
      Purchase of premises and equipment                           (316,594)         (379,288)         (829,996)
      Net expenditures on other real estate owned                    (1,244)          (51,412)          (47,160)
      Proceeds from sale of other real estate owned                 555,045           955,932           420,591
                                                             ---------------   ---------------   ---------------
           Net cash used in investing activities                (20,086,034)      (22,448,502)      (13,609,676)
                                                             ---------------   ---------------   ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Increase (decrease) in cash realized from:
      Deposits, net                                              25,338,643        18,539,565        14,246,334
      Customer repurchase agreements                              5,199,740         3,256,105         6,415,070
      Other short-term borrowed funds                               818,731            29,897        (2,726,014)
      Issuance of common stock                                       25,312           129,463         1,179,232
                                                             ---------------   ---------------   ---------------
           Net cash provided by financing activities             31,382,426        21,955,030        19,114,622
                                                             ---------------   ---------------   ---------------

Net increase in cash and cash equivalents                        14,422,103         1,394,007         6,871,823

Cash and cash equivalents, beginning of year                     16,893,388        15,499,381         8,627,558
                                                             ---------------   ---------------   ---------------

CASH AND CASH EQUIVALENTS, END OF YEAR                    $      31,315,491  $     16,893,388  $     15,499,381
                                                             ===============   ===============   ===============

   The accompanying notes are an integral part of these financial statements.

                               CAPITAL BANK, N.A.

                          NOTES TO FINANCIAL STATEMENTS

A. ORGANIZATION

   Capital Bank, N.A. is headquartered in Rockville, Maryland where it also operates a branch. In addition, the Bank has two branches in the District of Columbia and one in Virginia.

   The Bank provides a variety of banking services to individuals and businesses. Its primary deposit products are demand and savings deposits and certificates of deposit. Its primary lending products are commercial business and real estate mortgage loans.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The accounting and reporting policies of the Bank conform to generally accepted accounting principles and to general practice within the banking industry.

   Investment securities - The Bank's investment securities are classified as either held-to- maturity, available-for-sale or trading. At December 31, 1997 and 1996, the Bank held no trading securities.

   Debt securities that management has the ability and positive intent to hold to maturity are classified as held-to-maturity and stated at cost, adjusted for amortization of premiums and accretion of discounts using methods that approximate the interest method.

   Securities not classified as held-to-maturity or trading securities are available-for-sale and stated at fair value. Unrealized gains and losses, net of deferred income taxes, are reported as direct increases or decreases in stockholders' equity. Gains and losses from the sale of available-for-sale securities are recognized based on the specific identification method and included in results of operations.

   Declines in the fair value of individual held-to-maturity and available-for-sale securities below amortized cost that are determined by management to be other than temporary result in write-downs of the individual securities to their fair value as a new cost-basis. The write-down is included in earnings as a realized loss. Subsequent increases in the fair value of available-for- sale securities are included as a separate component of stockholders' equity, as noted in the preceding paragraph.

   Investments also include Federal Reserve Bank stock in the amount of $312,700 and $270,250 at December 31, 1997 and 1996, respectively. This stock is recorded at cost because its ownership is restricted and it lacks a market for resale. The Bank is required to maintain Federal Reserve Bank stock at a level of 6% above capital and surplus.

   Loans - Loans are stated at unpaid principal balances, less the allowance for loan losses, net deferred loan fees and unearned income. Unearned income is recognized over the terms of the loans using a method that approximates the interest method.

                               CAPITAL BANK, N.A.

                          NOTES TO FINANCIAL STATEMENTS

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   Impairment of a loan - A loan is impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement, including contractual interest payments. Impairment is measured as the difference between the recorded investment in the loan and the present value of expected future cash flows discounted at the loan's effective interest rate or the loan's observable market price. If repayment of the loan is expected to be provided by the underlying collateral, impairment is based on the fair value of the collateral. Impairments are charged to the allowance for loan losses.

   Allowance for loan losses - The allowance for loan losses is maintained at a level which, in management's view, is adequate to absorb credit losses inherent in the loan portfolio. Management determines the adequacy of the allowance based on reviews of individual credits, recent loan loss experience, current economic conditions, the volume, growth, and composition of the loan portfolio, and other relevant factors. When appropriate, the provisions are based on management's estimate of net realizable value or fair value of the collateral underlying the loans. The allowance is increased by a provision for loan losses, and reduced by charge-offs, net of recoveries.

   Interest income on loans - The accrual of interest on loans is discontinued when a loan is specifically determined to be impaired. When loans are placed on non-accrual status, interest accrued in the current year is charged against interest income, and interest accrued in prior years is charged to the allowance for loan losses. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote.
   Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

   Loan origination fees and costs - Loan fees and certain related direct loan origination costs are deferred and amortized as an adjustment of yield over the life of the related loan or currently upon the sale or repayment of the loan.

   Premises and equipment - Premises and equipment are stated at cost, less accumulated depreciation and amortization computed principally on the straight-line basis over the estimated useful life of each asset, which ranges from three to seven years. Leasehold improvements are amortized over the shorter of the related lease term or the estimated useful lives of the improvements.

   Other real estate owned - Other real estate owned includes both formally foreclosed property and in-substance foreclosed property. In-substance foreclosed properties are those properties for which the Bank has taken physical possession, regardless of whether formal foreclosure proceedings have taken place.

                               CAPITAL BANK, N.A.

                          NOTES TO FINANCIAL STATEMENTS

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   Other real estate owned (continued) - At the time of foreclosure, other real estate owned is recorded at the lower of the Bank's cost or the asset's fair value less costs to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less costs to sell. Fair value is determined using quoted market prices or the present value of estimated expected future cash flows at a discount rate commensurate with the risks involved. Costs incurred in maintaining other real estate owned and subsequent write-downs to reflect declines in the fair value of the property are included in income (loss) on other real estate owned.

   Income taxes - The Bank uses an asset and liability approach in financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. The principal items relate primarily to differences between the basis of available-for-sale securities, allowance for loan losses, allowance for losses on foreclosed real estate, net operating loss carry forwards, deferred loan fees, and accumulated depreciation. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

   Earnings per share - During 1997, the Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per share," which replaces the presentation of primary and fully diluted earnings per share ("EPS") with basic and diluted EPS, respectively. Basic EPS excludes dilution and is computed by dividing net income by the weighted average number of shares outstanding for the period. Diluted EPS is computed by dividing net income by the weighted-average number of shares outstanding for the period plus the incremental shares that would have been outstanding under the stock option plan, upon the assumed exercise of the dilutive options. All prior period EPS data have been restated. The adoption of this new pronouncement did not have a material effect on the Bank's reported EPS amounts.

   Cash and cash equivalents - For purposes of reporting cash flows, cash and cash equivalents are defined as cash on hand, amounts due from banks, interest-bearing deposits with other banks and federal funds sold.

   Derivative financial instruments - All derivative financial instruments held or issued by the Bank are held or issued for purposes other than trading.

   o Off-balance-sheet instruments - In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

                               CAPITAL BANK, N.A.

                          NOTES TO FINANCIAL STATEMENTS


B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   Fair values of financial instruments - The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

   o Cash and cash equivalents - The carrying amounts of cash and short-term instruments approximate their fair value.

   o Available-for-sale and held-to-maturity securities - Fair values for securities are based on quoted market prices.

   o Loans - For variable-rate loans that re-price frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

   o Deposit liabilities - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit ("CDs") approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on CDs to a schedule of aggregated expected monthly maturities on time deposits.

   o Short-term borrowings - The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements. The carrying amounts of accrued interest approximate their fair values.

   o Off-balance-sheet instruments - Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties' credit standings.

   Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               CAPITAL BANK, N.A.

                          NOTES TO FINANCIAL STATEMENTS

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   Use of estimates (continued) - Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

   Prospective accounting pronouncements - During 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. This pronouncement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income is defined as the change in equity during a period from transactions and other events from non-owner sources. The Bank plans to adopt SFAS 130 in 1998 and does not anticipate that the future adoption of this pronouncement will have a significant impact on the results of operations or financial position.

   During 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 15, 1997. This pronouncement requires public business enterprises to report certain information about operating segments, including products and services, geographic areas of operation and major customers. The Bank plans to adopt SFAS 131 in 1998 and does anticpate that the future adoption of this pronouncement will have a significant impact, if any, on results of operations or financial position.

C. INVESTMENT SECURITIES

   The amortized cost, unrealized holding gains and losses, and the fair value of investment securities are summarized as follows:

                                             Amortized                  Unrealized                  Unrealized           Fair
                                               cost                        gains                      losses             value
                                            -----------                -----------                  ----------        -----------
Available-for-sale securities:
------------------------------
December 31, 1997:
       U.S. Treasury securities             $27,058,736                  $47,419                     $  681           $27,105,474
       Other                                    337,700                     -                            -                337,700
                                             ----------                   ------                       ----            ----------
               Total                        $27,396,436                  $47,419                     $  681           $27,443,174
                                             ==========                   ======                       ====            ==========

December 31, 1996:
       U.S. Treasury securities             $18,484,771                  $77,000                     $7,863           $18,553,908
       Other                                    295,250                     -                           -                 295,250
                                             ----------                   ------                      -----            ----------
               Total                        $18,780,021                  $77,000                     $7,863           $18,849,158
                                             ==========                   ======                      =====            ==========

                               CAPITAL BANK, N.A.

                          NOTES TO FINANCIAL STATEMENTS

C. INVESTMENT SECURITIES (CONTINUED)

                                             Amortized                  Unrealized             Unrealized           Fair
                                               cost                        gains                 losses             value
                                            -----------                -----------             ----------        -----------


Held to maturity securities:
December 31, 1997:
  U.S. Government agencies                   $  500,000                     $950               $  -                 $500,950
                                              =========                      ===                =====                =======


December 31, 1996:

  U.S. Treasury securities                   $1,000,064                     $ -                $   64             $1,000,000
  U.S. Government agencies                      500,000                       -                 1,505                498,495
  Collateralized mortgage obligations         2,000,000                       -                 3,871              1,996,129
                                              ---------                       -                 -----              ---------
          Total                              $3,500,064                     $ -                $5,440             $3,494,624
                                              =========                      ===                =====              =========


   In 1997, the Bank sold available for sale securities totaling $1,492,500, resulting in a $1,965 realized gain. There were no sales of securities in 1996. At December 31, 1997 and 1996, investment securities with carrying amounts of $26,057,000 and $20,654,000 respectively, were pledged to secure public deposits and repurchase agreements.

   The scheduled maturities of investment securities at December 31, 1997 were as follows:

                                                                     Available-for-sale securities     Held-to-maturity securities
                                                                     -----------------------------     ---------------------------
                                                                      Amortized             Fair           Amortized      Fair
                                                                        cost                value             cost        value
                                                                    -----------         -----------        ---------     --------
Due in one year or less                                             $13,832,549         $13,860,515        $  -         $   -
Due after one year through five years                                13,563,887          13,582,659         500,000      500,950
                                                                     ----------          ----------         -------      -------


         Total                                                      $27,396,436         $27,443,174        $500,000     $500,950
                                                                     ==========          ==========         =======      =======


D. LOANS

   Loans are summarized as follows at December 31:
                                                                                1997                  1996
                                                                             ------------         -------------
   Real Estate:
       Construction and land development                                     $  2,374,622         $   1,317,250
       Residential real estate                                                 14,183,901            15,404,919
       Commercial real estate                                                  37,030,717            33,283,751
   Commercial and industrial                                                   42,444,326            32,518,212
   Consumer                                                                     4,705,787             3,645,935
                                                                                ---------            ----------

               Total                                                         $100,739,353           $86,170,067
                                                                              ===========            ==========

                               CAPITAL BANK, N.A.

                          NOTES TO FINANCIAL STATEMENTS

E. ALLOWANCE FOR LOAN LOSSES

   Changes in the allowance for loan losses are summarized as follows for the years ended December 31:

Balance, beginning of year                          $  874,205         $1,122,640         $1,262,439
Provision for loan losses                              195,000             90,000            370,000
Loans charged off                                     (205,044)          (425,538)          (718,044)
Recoveries of loans charged off                        124,030             87,103            208,245
                                                       -------          ---------          ---------

       Balance, end of year                         $  988,191         $  874,205         $1,122,640
                                                       =======          =========          =========


   Impairment of loans having recorded investments of $1,008,360 and $1,207,326 at December 31, 1997 and 1996, respectively, has been recognized in conformity with SFAS 114 as amended by SFAS 118. The average recorded investment in impaired loans was $1,131,576 during 1997, and $1,224,210 during 1996. The total allowance for loan losses related to impaired loans was $162,761 and $156,338 at December 31, 1997 and 1996, respectively.

   The Bank is not committed to lend additional funds to debtors whose loans have been modified.

F. PREMISES AND EQUIPMENT

   Premises and equipment are summarized as follows at December 31:

                                                        1997          1996
                                                   -----------    -----------

Building                                           $   707,775    $   777,291
Leasehold improvements                                 991,864      1,575,184
Furniture, fixtures and equipment                      741,860        921,812
                                                   -----------    -----------
                                                     2,441,499      3,274,287
Less:  accumulated depreciation and amortization    (1,129,429)    (1,665,051)
                                                   -----------    -----------
                                                     1,312,070      1,609,236

Construction in progress                                  --           54,902
                                                   -----------    -----------

       Premises and equipment, net                 $ 1,312,070    $ 1,664,138
                                                   ===========    ===========


Depreciation and amortization charged to operations totaled $362,337, $328,599, and $236,630 in 1997, 1996 and 1995, respectively.

                               CAPITAL BANK, N.A.

                          NOTES TO FINANCIAL STATEMENTS

G. OTHER REAL ESTATE OWNED

   The carrying value of other real estate owned was as follows at December 31:

                                                        1997          1996
                                                   -----------    -----------


Developed properties held for sale                 $ 210,174    $ 843,010

Less:  allowance for losses                         (104,823)    (141,323)
                                                   ---------    ---------

       Other real estate owned, net                $ 105,351    $ 701,687
                                                   =========    =========


   Developed properties held for sale includes one foreclosed property. The property is a residential development with multiple units, the majority of which have been sold.

   Net gains (losses) of $(32,182), $9,454, and $5,982 were recognized from the sale of properties during 1997, 1996, and 1995, respectively.

   Changes in the allowance for losses on other real estate owned was as follows for the years ended December 31:

Balance, beginning of year              $ 141,323    $ 110,067   $ 697,793
Provision for losses, net                  10,353       31,256     100,550
Charge-offs, net                          (46,853)        --      (688,276)
                                        ---------    ---------   ---------

       Balance, end of year             $ 104,823    $ 141,323   $ 110,067
                                        =========    =========   =========


   Expenses related to other real estate owned are included in other expenses, net of any gains and losses recognized on the sale of such properties. These expenses totaled $64,234, $4,811, and $111,072 in 1997, 1996 and 1995,
   respectively.

H. LINES OF CREDIT AND REPURCHASE AGREEMENTS

   The Bank has two lines of credit. The first in the amount of $4,000,000 is with a bank in Florida. Advances bear interest at approximately the federal funds rate and are payable on demand. The line is collateralized by certain loans owned by the Bank, which should at all times equal no less than 120% of the advances outstanding.

   The second line of credit is a $2,000,000 unsecured line with a state chartered banker's bank. The agreement requires a demand deposit account balance of not less than $10,000 and ownership of a specified amount of common stock in the lending bank. At December 31, 1997, the Bank was in compliance with all terms of the agreement.

                               CAPITAL BANK, N.A.

                          NOTES TO FINANCIAL STATEMENTS

H. LINES OF CREDIT AND REPURCHASE AGREEMENTS (CONTINUED)

   At December 31, 1997 and 1996, the Bank had no indebtedness outstanding under either line of credit.

   The  Bank  has  a  Master   Repurchase   Agreement  with  a  major  financial
   institution, under which, the Bank may borrow short-term funds by selling securities under an agreement to repurchase them. Generally, these securities will be limited to U.S. Government and government agency securities and agency mortgage-backed securities.

I. INCOME TAXES

   The provision (benefit) for income tax for the years ended December 31 were as follows:

                                                                                      1997       1996         1995
                                                                                   ---------   ---------   ----------
Current                                                                            $ 271,200   $  25,000   $  30,249
Deferred tax expense                                                                 539,800     566,200     241,000
Adjustment to the valuation allowance                                                   --          --      (976,000)
                                                                                   ---------   ---------   ---------

Provision (benefit)                                                                $ 811,000   $ 591,200   $(704,751)
                                                                                   =========   =========   =========


   A reconciliation of income tax at the statutory rate to the Bank's effective rate follows:

                                                                                         1997        1996       1995
                                                                                      ---------   ---------   ---------
Computed at the expected statutory rate                                               $ 692,000   $ 518,000   $ 236,500
State income tax-net of Federal tax benefit                                             119,000      73,200      34,749
Adjustment to the valuation allowance                                                      --          --      (976,000)
                                                                                      ---------   ---------   ---------

       Provision (Benefit)                                                            $ 811,000   $ 591,200   $(704,751)
                                                                                      =========   =========   =========


   Deferred tax assets and liabilities at December 31 were as follows:

                                                                                                  1997        1996
                                                                                               ----------   ---------
Deferred tax liabilities:
    Unrealized gain on securities                                                              $ (19,000)   $ (24,000)
    Bad debt expense                                                                             (13,000)    (111,000)
                                                                                                            ---------
       Gross deferred tax liabilities                                                            (32,000)    (135,000)
                                                                                                            ---------
Deferred tax assets:
    Net operating loss carryforwards                                                                --        518,800
    Alternative minimum tax credit                                                                  --         37,000
    Other real estate write-downs                                                                  1,000       17,000
    Depreciation and amortization                                                                  6,000       44,000
    Deferred loan fees                                                                           113,000      139,000
    Interest income on non-accrual loans                                                         107,000      107,000
    Contribution carryforwards                                                                      --          7,000
                                                                                               ---------    ---------
       Gross deferred tax assets                                                                 227,000      869,800
                                                                                               ---------    ---------

               Net deferred tax assets                                                         $ 195,000    $ 734,800
                                                                                               =========    =========

                               CAPITAL BANK, N.A.

                          NOTES TO FINANCIAL STATEMENTS

J.   STOCKHOLDERS' EQUITY

On April 25, 1996, the Bank adopted a stockholder protection rights plan. Pursuant to the Rights Agreement, dated April 25, 1996, by and between the Bank and Chemical Mellon Shareholder Services, L.L.C., as Rights Agent, one right was issued for each outstanding share of Common Stock. Each of the rights entitles the registered holder to purchase from the Bank one-half of one share of Common Stock at a price of $6.00 per whole share. The rights, however, will not become exercisable unless and until, among other things, any person acquires 10 percent or more of the outstanding common stock of the Bank (subject to certain conditions and exceptions more fully described in the Rights Agreement). Each right will entitle the holder (other than the person or persons who acquired 10 percent or more of the outstanding Common Stock) to purchase Common Stock of the Bank at the price specified above. The rights are redeemable by the Bank under certain circumstances at $.01 per right and will expire, unless earlier redeemed, on December 31, 1999.

K.   STOCK OPTION PLAN

The Bank has a fixed stock option plan that provides for both incentive stock options, within the meaning of the Internal Revenue Code, and non-incentive or non-qualified stock options. As permitted by SFAS 123, "Accounting for Stock-based Compensation," the Bank applies APB Opinion 25 and related Interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its fixed stock option plan. The maximum number of shares which may be issued under the plan is 200,000 shares of common stock which have been reserved for this purpose and the maximum number of shares which may be issued per year is 30,000. All full-time, salaried employees are eligible to receive stock options. The Directors are eligible to receive non-incentive stock options. No options may be granted after December 31, 2003. The exercise price will not be less than the fair market value per share as determined by the Board of Directors at the date the options are granted and the term of each stock option granted will not exceed five years.

                               CAPITAL BANK, N.A.

                          NOTES TO FINANCIAL STATEMENTS

K. STOCK OPTION PLAN (CONTINUED)

   A summary of the stock options granted and exercised are as follows:


                                1997                    1996                  1995
                         ---------------------   ------------------ --------------------
                                    Weighted-             Weighted-           Weighted-
                                     Average              Average             Average
                                     Exercise             Exercise            Exercise
                          Shares      Price      Shares     Price   Shares    Price
                          ------    ---------    ------   --------- ------    ----------
 OUTSTANDING,
   JANUARY 1              54,300     $  7.42      46,250    $7.14   62,000    $7.32
       Granted            17,000     $ 10.50      25,200     8.25     --        --
       Exercised            --           --      (10,000)    8.00     --        --
       Canceled           (1,100)        --       (7,150)   $7.73  (15,750)   $7.85
                          ------                  ------           -------
OUTSTANDING
   AND
   EXERCISABLE,
   DECEMBER 31            70,200      $ 8.17      54,300    $7.42   46,250    $7.14
                          ======                  ======            ======

Weighted average
fair-value of options
granted during year      $49,525
                          ======

   The following table summarizes information about stock options outstanding at December 31, 1997:

                                   Weighted-
                                    Average     Weighted-                     Weighted
                                   Remaining     Average                       Average
Exercise          Number          Contractual    Exercise       Number        Exercise
  Prices        Outstanding           Life        Price      Exercisable        Price
  ------        -----------           ----        -----      -----------        -----

$6.00             10,000           .96 years    $6.00         10,000            $6.00
$7.25             21,500              1.96      $7.25         21,500            $7.25
$8.25             21,700              3.04      $8.25         21,700            $8.25
$10.50            17,000              4.06      $10.50        17,000            $10.50
                  ------                                      ------

$6.00-

$10.50            70,200              2.65      $8.17         70,200            $8.17
                  ======                                      ======



   Had compensation expense been determined based on the fair value of the options at the grant dates consistent with the method of accounting under SFAS 123, the Bank's net income and net income per share would have been decreased to the proforma amounts indicated below:

                               CAPITAL BANK, N.A.

                          NOTES TO FINANCIAL STATEMENTS


K. STOCK OPTION PLAN (CONTINUED)


                                                 1997                         1996
                                                 ----                         ----
   Net income

           As reported                       $1,223,332                      $931,135
           Proforma                          $1,173,807                      $873,453

   Basic net income per common share

           As reported                       $1.26                           $.97
           Proforma                          $1.21                           $.91

   There were no options granted during 1995. The fair value of each option is estimated on the date of grant using a type of Black-Scholes option-pricing model with the following assumptions used for grants during the years ended December 31, 1997 and 1996: dividend yield of 0%, volatility of effectively 0%, risk-free interest rate based on the 10-year bond Treasury yield at the date of grant, and expected life of 5 years.

L.         OTHER OPERATING EXPENSES

The components of other operating expenses for the years ended December 31 were as follows:

                                                                    1997         1996         1995
                                                                -----------   ----------   ----------
Data processing                                                  $  398,065   $  335,688   $  285,396
Insurance                                                            55,302       42,757      123,146
Equipment expenses                                                  282,377      245,099      171,844
Audits and examinations                                              93,868       82,638       68,304
Legal                                                                39,842       91,730       62,555
Other                                                             1,132,415      815,854      648,447
                                                                 ----------   ----------   ----------

                                                                 $2,001,869   $1,613,766   $1,359,692
                                                                 ==========   ==========   ==========


M.         NET INCOME PER SHARE

                                                                    1997         1996         1995
                                                                -----------   ----------   ----------
Net income available to common
     stockholders (numerator)                                    $1,223,332   $  931,135   $1,276,038
                                                                 ----------   ----------   ----------
Weighted average shares (denominator)                               972,360      960,200      896,881
                                                                 ----------   ----------   ----------

     Basic net income per share                                  $     1.26   $      .97   $     1.42
                                                                 ==========   ==========   ==========

Dilutive effect of stock options                                     27,133        9,697        3,304
                                                                 ----------   ----------   ----------

Dilutive shares (denominator)                                       999,493      969,897      900,185
                                                                 ----------   ----------   ----------

Diluted net income per share                                     $     1.22   $      .96   $     1.42
                                                                 ==========   ==========   ==========

                               CAPITAL BANK, N.A.

                          NOTES TO FINANCIAL STATEMENTS



N. RELATED PARTY TRANSACTIONS

   The Bank was affiliated with a bank in Florida until December 31, 1997 when the affiliate was purchased by another financial institution. During 1997, the Bank purchased from and repaid to the affiliate, federal funds in the amount of $800,000. As of December 31, 1996, loan participations sold to the Florida affiliate aggregated $14,245,000 and loans purchased amounted to $1,329,000. These loans were subject to the same underwriting standards as other loans of the Bank.

   The Bank grants loans to its executive officers, directors and their affiliated entities. Such loans are made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons, and, in the opinion of management, do not involve more than normal risk or present other unfavorable features.

   The aggregate amount of such loans at December 31, 1997 and 1996 was $1,999,000 and $2,532,000, respectively. During 1997, new loans to such related parties totaled $1,472,000 and repayment totaled $2,006,000. During 1996, new loans to such related parties totaled $1,430,000 and repayments totaled $1,647,000.

O. COMMITMENTS AND CONTINGENCIES

   The Bank is obligated under noncancelable operating leases, which expire on various dates through 2005, for its office facilities and is also liable for payment of taxes and operating expenses of the leased property exceeding a base year amount. Total rental expense charged to operations for the years ended December 31, 1997, 1996 and 1995 approximated $505,000, $461,000, and
   $453,000,   net  of  sublease  income  of  $79,000,   $87,000,  and  $83,000,
   respectively.

   Minimum annual rental commitments under these leases are as follows for the year ended December 31:

               1998                    $  536,327
               1999                       552,097
               2000                       568,287
               2001                       537,288
               2002                       551,242
               Thereafter               1,190,941
                                        ---------
                                        3,936,182
               Less: Sublease income     (515,645)

        Total                          $3,420,537
                                        =========


                               CAPITAL BANK, N.A.

                          NOTES TO FINANCIAL STATEMENTS

P. REGULATORY MATTERS

   The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

   As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

   The Bank's actual capital amounts and ratios are also presented in the table.

                                                                            To Be Well Capitalized
                                                      For Capital           Under Prompt Corrective
                                  Actual            Adequacy Purposes:      Action Provisions:
                            -------------------   --------------------   --------------------------
                            Amount       Ratio       Amount     Ratio       Amount        Ratio
                            ------       -----       ------     -----       ------        -----
As of December 31, 1997:

Total Capital
(to Risk Weighted Assets)   11,648,859     10.9% > $8,586,850   > 8.0    > $10,733,563   > 10.0
                                                 -              -        -               -


Tier I Capital
(to Risk Weighted Assets)   10,660,668      9.9% > $4,293,425   > 4.0    > $ 6,440,138   > 6.0
                                                 -              -        -               -


Tier I Capital
(to Average Assets)         10,660,668      7.0% > $6,115,715   > 4.0    > $7,644,643    > 5.0
                                                 -              -        -               -

                               CAPITAL BANK, N.A.

                          NOTES TO FINANCIAL STATEMENTS

P. REGULATORY MATTERS (CONTINUED)

           As of December 31, 1996:

Total Capital
(to Risk Weighted Assets)   $10,286,229     11.1% > $7,395,160   > 8.0    > $9,243,951   > 10.0
                                                  -              -        -              -

Tier I Capital
(to Risk Weighted Assets)   $ 9,412,024     10.2% > $3,708,832   > 4.0    > $5,563,248   >6.0%
                                                  -              -        -              -

Tier I Capital
(to Average Assets)         $ 9,412,024      8.1% > $4,637,450   > 4.0    > $5,796,812   > 5.0
                                                  -              -        -              -



Q. DEPOSITS

   Time deposits in denominations of $100,000 or more approximated $28,651,000 and $22,875,000 at December 31, 1997 and 1996 respectively. During the years ended December 31, 1997, 1996, and 1995, interest expense on time deposits of $100,000 or more totaled $770,000, $762,000, and $536,000, respectively.
   Maturities of time deposits are as follows for the year ended December 31:

                      1998                      $51,933,000
                      1999                        3,886,000
                      2000                        1,127,000
                      2001                          229,000
                      2002                          165,344
                                                    -------

                      Total                     $57,340,344

R. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

   The Bank's financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and standby letters of credit.

   A summary of the contract amounts of such commitments and contingent liabilities at December 31, 1997 and 1996 follows:

                                                  1997           1996
                                              ------------   -----------

Commitments to extend credit                  $ 16,436,992   $11,358,689
Standby letters of credit                     $  1,916,942   $ 1,533,069

                               CAPITAL BANK, N.A.

                          NOTES TO FINANCIAL STATEMENTS

R. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)

   Commitments to extend credit and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extensions of credit that are recorded on the Statements of Condition. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank. The Bank has not incurred any losses on commitments in 1997, 1996 or 1995.

S. SIGNIFICANT CONCENTRATIONS OF CREDIT

   Substantially all of the Bank's loans, commitments and standby letters of credit have been granted to customers located in the Washington, DC metropolitan area. The concentrations of credit by type of loan are set forth in Note D. At December 31, 1997 and 1996, the Bank had federal funds sold to various correspondent banks totaling $26,800,000 and $11,600,000, respectively, each of which had a balance of $500,000 or more. These are overnight investments and are rolled over on a daily basis. The Bank does not normally require collateral for this type of investment.

T. RETIREMENT PLAN

   The Bank established a Section 401(k) retirement plan, effective January 1, 1994. This plan is available to all employees who have one year of service and have attained eighteen (18) years of age. Employees may make pre-tax contributions not to exceed the maximum percentage allowed by the Internal Revenue Service. The Bank may make matching contributions at its discretion. The Bank made matching contributions in the amount of $85,000, $70,500 and $69,800 for the years ended December 31, 1997, 1996, and 1995 respectively.

U. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                   1997          1996          1995
                                                 --------     -----------    ---------

Interest paid during the year                  $ 4,487,377   $  3,518,258   $2,718,481
                                               ===========   ============   ==========

Income taxes paid                              $    86,560   $       --     $     --
                                               ===========   ============   ==========

Loans transferred to other real estate owned
        during the year $                             --     $    614,042   $  753,350
                                               ===========   ============   ==========

                               CAPITAL BANK, N.A.

                          NOTES TO FINANCIAL STATEMENTS

V. FAIR VALUE OF FINANCIAL INSTRUMENTS

   The estimated fair values of the Bank's financial instruments were as follows at December 31:

                                                                     1997                                1996
                                                           -----------------------------     ------------------------------
                                                             Carrying       Fair              Carrying             Fair
                                                              amount        value              amount              value
                                                           -----------------------------     ------------------------------
Financial assets:
    Cash and cash equivalents                                $31,315,402  $31,315,402        $16,893,388       $16,893,388
    Securities available-for-sale                            $27,443,174  $27,443,174        $18,849,158       $18,849,158
    Securities held-to-maturity                              $   500,000  $   500,950        $ 3,500,064       $ 3,494,624
    Loans, net of allowance and
       unearned income                                       $99,475,139  $99,804,486        $84,956,427       $85,542,224

Financial liabilities:

    Non-interest bearing deposits                            $24,743,649  $24,743,649        $22,820,388       $22,820,388
    Savings and NOW deposits                                 $46,890,313  $46,890,313        $35,579,238       $35,579,238
    Other time deposits                                      $57,340,344  $57,463,880        $45,236,037       $45,342,574


   The carrying amounts in the preceding table are included in the 1997 and 1996 statements of condition under the applicable captions.

   While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Bank to have disposed of such items at December 31, 1997 and 1996, the estimated fair values would necessarily have been achieved at those dates, since market values may differ depending on various circumstances. As the majority of the Bank's financial instruments lack an available trading market, significant estimates, assumptions and present value calculations are required to determine estimated fair value. The estimated fair values at December 31, 1997 and 1996 should not necessarily be considered to apply at subsequent dates.

   The Bank's remaining assets and liabilities, not considered financial instruments, have not been valued differently than customary, historical cost accounting. Also, non-financial instruments typically not recognized in the financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the trained work force, customer goodwill, and similar items.

W. SUBSEQUENT EVENT

   During January 1998, the Board of Directors approved the closing of the Adams Morgan branch located in Washington, D.C. The branch was damaged by fire in February 1997 and management has determined that the closure will have neither an adverse affect on the Bank nor impede the availability of financial services in the community. In the process of closing the branch, the Bank recorded a loss of $190,000, net of tax, or $.19 per share, which is included in 1997 net income from operations.

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